UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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EASTGROUP PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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190 East Capitol Street, Suite 400

Jackson, Mississippi 39201

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2013 Annual Meeting of Stockholders of EastGroup Properties, Inc. (the “Company”) will be held on Wednesday, May 29, 2013 at 9:00 a.m., Central Daylight Time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. At the Meeting, stockholders will be asked to:

1. Elect eight directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

2. Cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year;

3. Cast an advisory vote on executive compensation;

4. Ratify the adoption of the 2013 Equity Incentive Plan; and

5. Transact other business properly presented at the Meeting or any adjournment or postponement thereof.

All stockholders of record at the close of business on April 5, 2013 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders electronically. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.

By Order of the Board of Directors

N. KEITH MCKEY

Executive Vice President, Chief Financial Officer,

Treasurer and Secretary

DATED: April 19, 2013

Every shareholder’s vote is important. Please complete, sign, date, and return your proxy form, or authorize your proxy by phone or via the Internet.

i

PROXY STATEMENT

The following information is furnished in connection with the Annual Meeting of Stockholders (the “Meeting”) of EastGroup Properties, Inc. (the “Company”), to be held on May 29, 2013 at 9:00 a.m., Central Daylight Time, at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi. This Proxy Statement, Annual Report on Form 10-K, and Form of Proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to stockholders on or about April  19, 2013.

ABOUT THE 2013 ANNUAL MEETING

What is the purpose of the Meeting?

At the Meeting, stockholders will be asked to elect eight directors of the Company, cast an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year, cast an advisory vote on executive compensation and vote to ratify the adoption of the 2013 Equity Incentive Plan. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to vote?

All stockholders of record as of the close of business on Friday, April 5, 2013 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 30,256,170 shares of Common Stock were issued and outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each item submitted to you for consideration.

Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our stockholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, we have elected to take advantage of these rules by only mailing materials to those stockholders who specifically request a paper copy. On or around April 19, 2013, all stockholders were mailed a Notice Regarding the Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which stockholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or email. There is NO charge for requesting a copy.

How can I get electronic access to the proxy materials?

The Notice Regarding the Availability of Proxy Materials includes a website address that will:

•	Provide you with instructions on how to view our proxy materials on the Internet; and

•	Enable you to notify us to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.eastgroup.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our Code of Conduct, Corporate Governance Guidelines, charters of Board committees and reports that we file with the SEC. A copy of our Code of Conduct, Corporate Governance Guidelines and each of the charters of our Board committees may be obtained free of charge by writing to EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, Attention: Investor Relations.

How do I vote?

Voting in Person at the Meeting.    If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of Common Stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.    If you hold your shares of Common Stock in your own name as a holder of record with our transfer agent, Wells Fargo Shareowner Services, you may instruct the proxy holders named in the proxy card how to vote your shares of Common Stock in one of the following ways:

•

Vote online.    You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a shareholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy FOR the Board’s nominees for Director, FOR the ratification of the independent registered public accounting firm, FOR the approval of our 2012 executive compensation and FOR the ratification of the adoption of the 2013 Equity Incentive Plan.

Will there be any other items of business on the agenda?

Pursuant to the Company’s Bylaws and SEC rules, stockholder proposals must have been received by March 31, 2013 to be considered at the Annual Meeting. To date, we have received no stockholder proposals and we do not expect any other items of business. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to David H. Hoster II and N. Keith McKey with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

How many votes are needed to hold the Meeting?

In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.

How many votes are required to act on the proposals?

Proposal 1 concerns the election of eight directors of the Company. Pursuant to the Company’s Bylaws, provided that a quorum is present at the Meeting, directors will be elected by a plurality of all the votes cast at the Meeting with each share being voted for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

Proposal 2 concerns an advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year. The affirmative vote by holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

Proposal 3 concerns a non-binding advisory vote to approve the compensation for the Named Executive Officers disclosed in the section of this Proxy Statement entitled “Compensation of Executive Officers.” Stockholder “approval” of Proposal 3 occurs if the votes cast in its favor exceed votes cast against it.

Proposal 4 concerns a vote to ratify the adoption of the 2013 Equity Incentive Plan. Ratification of the adoption of the 2013 Equity Incentive Plan requires the affirmative vote of the holders of a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal as required by the New York Stock Exchange (“NYSE”) listing standards.

How are votes counted?

For purposes of each proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:

•	filing with the Secretary of the Company a written revocation or signing and submitting another proxy with a later date; or

•	attending the Meeting, withdrawing the proxy and voting in person.

How do I submit a proposal for the 2014 Annual Meeting?

If a stockholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders, the stockholder must submit the proposal in writing to the Secretary of the Company at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201 so that the Company receives the proposal by December 20, 2013.

If the proposal is not intended to be included in the Company’s proxy statement, a qualified stockholder intending to introduce a proposal or nominate a director at the 2014 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 30, 2014 and not earlier than February 28, 2014.

Stockholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or other electronic means or personal interviews. In addition, we reserve the right to solicit proxies through our Directors, officers and employees (who will receive no additional compensation for those services). We anticipate that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

Who has paid for this proxy solicitation?

The Company has paid the entire expense of this proxy statement and any additional materials furnished to stockholders.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Qualifications and Biographical Information

The biography of each director nominee below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a Director of the Company.

D. Pike Aloian, age 58 — Mr. Aloian has served as a director of the Company since 1999. His financial and investment experience, knowledge of capital markets and experience on other public and private company boards prepare him to give the Board his views on real estate investment markets and financial matters. He is a partner of Almanac Realty Investors, LLC (formerly known as Rothschild Realty Managers, LLC), a real estate advisory and investment management firm based in New York that specializes in providing growth capital to public and private real estate companies. At Almanac, Mr. Aloian is responsible for originating investment opportunities, for negotiating and structuring transactions and for monitoring the investments over their respective lives. Mr. Aloian served on the Board of Directors of Brandywine Realty Trust from 1999 to 2012 and was most recently a member of its Audit, Corporate Governance and Executive Committees. He graduated from Harvard College and received an MBA from Columbia University.

H.C. Bailey, Jr., age 73 — Mr. Bailey has served as a director of the Company since 1980. He provides valuable insight to the Board with respect to the historical and future direction of the Company based on his many years of experience on the Board together with his decades of experience in the real estate, finance and real estate development areas. He is Chairman and President of H.C. Bailey Company and its affiliated companies and has been employed in various capacities with that company since 1962. The companies’ primary areas of activity have been in real estate investments, development, property management, mortgage banking, financial institutions, lumber and supply company, and general insurance. The companies presently own or have previously owned and/or operated office buildings, hotels, shopping centers, and commercial and residential developments. He is a graduate of the University of Mississippi with a BA degree and a graduate of the School of Mortgage Banking, Northwestern University, Chicago, Illinois, in cooperation with the Mortgage Bankers Association of America.

Hayden C. Eaves III, age 67 — Mr. Eaves has served as a director of the Company since 2002. Mr. Eaves’ leadership and experience in the real estate, real estate development and real estate operations business, particularly in the California and Arizona real estate markets, are valuable to the Board. Mr. Eaves has more than 40 years of experience in the real estate industry. He was President and Chief Executive Officer of the Western Region of Trammell Crow Company until 1995, where he was responsible for 52 million square feet of industrial, office and retail space in California, Oregon, Washington, Arizona and Nevada. He is currently President of Hayden Holdings, Inc., a family investment management company and an advisor to IDS Real Estate Group where he served as a Managing Director until 2006. He is also on the Board of Directors of Watson Land Company, a private developer, owner, and manager of industrial properties located in Southern California. Mr. Eaves received a BS in Accounting from California State University of Los Angeles.

Fredric H. Gould, age 77 — Mr. Gould has served as a director of the Company since 1998. He has extensive experience in commercial real estate lending and operations, including as the chief executive of a public real estate company, and he provides the Board with perspective on financial, operational and strategic matters. Mr. Gould is the Chairman of BRT Realty Trust and Chairman of One Liberty Properties, Inc. He is also the Chairman of the General Partner of Gould Investors L.P., a limited partnership engaged in real estate ownership. He previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) as well as the Board of Directors of the Real Estate Board of New York where he was also a member of its Finance Committee. Mr. Gould received a BBA from Lehigh University and an LLB, cum laude, from New York Law School.

David H. Hoster II, age 67 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993. His leadership experience and Company and industry knowledge, including more than 35 years involvement with publicly held REITs and extensive experience with industrial real estate provide valuable insight to the Board of Directors in formulating and executing the Company’s strategy. Mr. Hoster previously served on the NAREIT Board of Governors and he serves on the Board of Directors of Trustmark National Bank and Trustmark Corporation. He received a BA degree from Princeton University and an MBA from Stanford University.

Mary E. McCormick, age 55 — Ms. McCormick has served as a director of the Company since 2005. She has extensive experience in real estate, capital markets, board governance and process and brings that expertise to Board discussions. Ms. McCormick is a Senior Advisor with Almanac Realty Investors, LLC (formerly known as Rothschild Realty Managers, LLC), where she helps source and analyze potential real estate investment opportunities and provides guidance and consultative services to companies. She served the Ohio Public Employees Retirement System from 1989 through 2005, where she was most recently responsible for directing the $64 billion fund’s real estate investments including large-scale initiatives in a variety of property types and transaction structures as well as oversight of a $1.3 billion internally managed REIT portfolio. Ms. McCormick has held a number of leadership positions on a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association, Chair of the Portfolio Management Committee of the National Council of Real Estate Investment Fiduciaries, Vice Chair of the Urban Land Institute Council and a member of the NAREIT Board of Governors. Ms. McCormick currently serves on the Board of Directors of two private real estate companies and was a director of Mid-America Apartment Communities, Inc. from 2006 to 2010. Ms. McCormick is a member of the National Association of Corporate Directors and has a BS and MBA from The Ohio State University.

David M. Osnos, age 81 — Mr. Osnos has served as a director of the Company since 1993 and his decades of experience as a counselor to real estate interests and broad based legal expertise are important to the Board of Directors. Mr. Osnos is Of Counsel to (and, until December 31, 2002, was a partner in) the law firm of Arent Fox LLP. He has more than 50 years of legal practice in securities, real estate and tax and provides corporate legal knowledge and expertise in the negotiation, documentation and closing of corporate and real estate transactions. Mr. Osnos serves on the Board of Directors of VSE Corporation. Mr. Osnos was a director of Washington Real Estate Investment Trust until May of 2007. Mr. Osnos received an AB (summa cum laude) from Harvard College and a JD (cum laude) from Harvard Law School.

Leland R. Speed, age 80 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a Director since 1978. He brings extensive knowledge of the Company, experience in commercial real estate and real estate development as well as his current experience as an active member of public and charitable boards. He served as Chief Executive Officer of the Company and Parkway Properties, Inc. until 1997, as Chairman of the Board of Parkway from 1980 until 2011 and as Chairman Emeritus of Parkway until 2012. From 2004 to 2006 and from March 2011 to January 2012, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency. He has served in various capacities at NAREIT, including the Board of Governors and was the recipient of the 2008 Industry Leadership Award. He received his BS in Industrial Management from Georgia Institute of Technology and MBA from Harvard Business School.

Independent Directors

Under the NYSE listing standards, at least a majority of the Company’s directors and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that each current director, other than Mr. Speed, the Company’s Chairman, and Mr. Hoster, the Company’s President and Chief Executive Officer, satisfies the bright-line criteria and that none has a relationship with the Company that would interfere with such person’s ability to exercise independent judgment as a member of the Company’s Board.

Stockholder Communication With the Board

The Board of Directors has appointed David M. Osnos as “Lead Independent Director.” In that capacity, he presides over the meetings of the non-management directors of the Company. Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to David M. Osnos, Lead Independent Director, EastGroup Properties, Inc., 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201. Correspondence so addressed will be forwarded directly to Mr. Osnos.

Leadership Structure

Our current leadership structure is comprised of the Chairman of the Board, a separate Chief Executive Officer, an independent director serving as Lead Independent Director who presides over the non-management directors, and strong active independent directors. As Chief Executive Officer, Mr. Hoster is responsible for setting the strategic direction of the Company and for the day to day leadership and management of the Company, while Mr. Speed, Chairman of the Board, provides oversight, direction and leadership to the Board.

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and Committee level. Six of the current eight Directors are considered independent under the NYSE listing standards. All of our Directors are free to suggest the inclusion of items on the agenda for meetings of our Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, our Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. Our Board of Directors also holds regularly scheduled executive sessions of only non-management Directors, led by the Lead Independent Director, in order to promote discussion among the non-management Directors and assure independent oversight of management. Moreover, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, all of which are comprised entirely of independent Directors, also perform oversight functions independent of management.

Board Oversight of Risk Management

The Company believes that its leadership structure allows the Directors to provide effective oversight of the Company’s risk management function by receiving and discussing regular reports prepared by the Company’s senior management on areas of material risk to the Company, including market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business. Additionally, the Board of Directors administers its risk oversight function through (i) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, development and acquisitions of properties, new borrowings and the appointment and retention of the Company’s senior management, (ii) the coordination of the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees, and (iii) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and the Company’s internal control over financial reporting.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board has adopted a written charter for each of these committees, which is available on our website at www.eastgroup.net.

The Audit Committee consists of Messrs. Aloian and Osnos and Ms. McCormick. The Audit Committee met five times during the Company’s 2012 fiscal year. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm. Mr. Aloian and Ms. McCormick have been designated as the Company’s “Audit Committee financial experts” in accordance with the SEC rules and regulations, and the Board has determined that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. See “Report of the Audit Committee” below.

The Compensation Committee consists of Messrs. Bailey, Eaves and Gould. The Compensation Committee’s function is to review and recommend to the Board of Directors appropriate executive compensation policy and compensation of the Company’s directors and executive officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs. The Compensation Committee met six times during the Company’s 2012 fiscal year.

The Nominating and Corporate Governance Committee currently consists of Messrs. Aloian and Eaves and Ms. McCormick. The Nominating and Corporate Governance Committee met five times during the Company’s 2012 fiscal year. The responsibilities of the Nominating and Corporate Governance Committee include assessing Board membership needs and identifying, screening, recruiting, presenting director candidates to the Board, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and sponsoring and overseeing performance evaluations for the Board as a whole and the directors.

Nominating Procedures

In identifying suitable candidates for nomination as a director, the Nominating and Corporate Governance Committee considers the needs of the Board and the range of skills and characteristics required for effective functioning of the Board. Although the Company does not have a formal policy or guidelines regarding diversity, the Company’s Corporate Governance Guidelines recognize the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion. In evaluating such skills and characteristics, the Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. In addition, the Nominating and Corporate Governance Committee will consider nominees suggested by incumbent Board members, management, stockholders and, in certain circumstances, outside search firms; as such, stockholders may influence the composition of the Board. Under this principle, the Nominating and Corporate Governance Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at 190 East Capitol Street, Suite 400, Jackson, Mississippi 39201, within the time periods set forth under the heading “About the Meeting — How do I submit a proposal for the 2014 Annual Meeting?”.

Board Attendance at Meetings

The Board of Directors held six meetings during the Company’s 2012 fiscal year. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he or she served. The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend all meetings of the Board and the Board committees on which he or she serves. In addition, each director is expected to attend the Annual Meeting of Stockholders. In 2012, the Annual Meeting of Stockholders was attended by all of the directors.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of three independent Directors: Messrs. Bailey, Eaves and Gould. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Compensation of Directors

Under the Company’s director compensation program, each non-employee director is paid an annual cash retainer of $30,000 payable ratably on a monthly basis. The chairperson of the Audit Committee and Compensation Committee receive an additional annual cash retainer in the amount of $15,000 and $10,000, respectively. All other committee chairpersons receive an additional annual $7,500 cash retainer and the Lead Independent Director receives an additional annual $10,000 cash retainer.

The director compensation program provides that each non-employee director is paid $1,500 for each Board meeting attended. Non-employee directors serving as members of Board committees are paid $1,000 for each meeting attended. In each case, the non-employee director is also reimbursed for his or her expenses in connection with attendance at each meeting.

Pursuant to the 2005 Directors Equity Incentive Plan, as amended, non-employee directors receive an annual award in connection with their election to the Board at the annual meeting of stockholders. The annual award consists of shares of the Company’s common stock with a value of $60,000 ($70,000 beginning in 2013) as of the date of grant. A director who is appointed to the Board outside of the annual meeting of stockholders will receive a prorated amount of the annual award payable in cash.

The 2005 Directors Equity Incentive Plan, as amended, also provides that each new non-employee director appointed or elected will receive an automatic award of restricted shares of Common Stock on the effective date of election or appointment equal to $25,000 divided by the fair market value of the Company’s Common Stock on such date. These restricted shares will vest over a four-year period upon the performance of future service as a director, subject to certain exceptions.

Messrs. Speed and Hoster, as officers of the Company, do not receive any compensation for serving the Company as members of the Board of Directors or any of its committees. In 2012, Mr. Speed received cash compensation of $200,000 for his service as Chairman of the Board of Directors. The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
D. Pike Aloian	$48,000	$60,000	—	$108,000
H.C. Bailey, Jr.	$55,000	$60,000	—	$115,000
Hayden C. Eaves III	$60,000	$60,000	—	$120,000
Fredric H. Gould	$43,500	$60,000	—	$103,500
Mary E. McCormick	$56,500	$60,000	—	$116,500
David M. Osnos	$66,500	$60,000	—	$126,500

(1)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718.

(2)	No stock options were granted in 2012. As of December 31, 2012, the following non-employee directors had stock option holdings in the Company as indicated: Mr. Aloian 2,250 options; Mr. Osnos 2,250 options. All stock options are currently exercisable.

PROPOSALS TO BE VOTED ON

Proposal 1 — Election of Directors

In accordance with our Bylaws, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting at eight. All eight positions on the Board are to be filled by the vote of the stockholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified.

The nominees for Director are: D. Pike Aloian, H.C. Bailey, Jr., Hayden C. Eaves III, Fredric H. Gould, David H. Hoster II, Mary E. McCormick, David M. Osnos, and Leland R. Speed. All nominees are currently serving as directors of the Company and were elected at the 2012 Annual Meeting of Stockholders.

Unless instructed otherwise, proxies will be voted “FOR” the nominees listed above. Although the directors do not contemplate that any of the nominees will be unable to serve prior to the Meeting, if such a situation arises, your proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

Information regarding the director nominees can be found under “Corporate Governance and Board Matters — Director Qualifications and Biographical Information.”

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of each of the nominees.

Proposal 2 — Advisory Vote on the Ratification of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company. The Audit Committee has appointed KPMG LLP as independent auditors for 2013. The Board is asking stockholders to approve this appointment. KPMG LLP audited the Company’s financial statements and internal controls over financial reporting for 2012. A representative of that firm will be present at the Meeting and will have an opportunity to make a statement and answer questions.

The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

The Board of Directors recommends that you vote “FOR” the appointment of KPMG LLP, an independent registered public accounting firm, to serve as the Company’s independent auditors for the 2013 fiscal year.

Proposal 3 — Advisory Vote on Executive Compensation

As required by SEC rules, we are asking our stockholders to provide an advisory, nonbinding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

Accordingly, we ask our stockholders to vote on the following resolution at the Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation awarded to the Company’s Named Executive Officers for 2012, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.”

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

The Board of Directors recommends that you vote “FOR” the approval of the foregoing resolution.

Proposal 4 — Approve The 2013 Equity Incentive Plan

Summary of the 2013 Equity Incentive Plan.    The Board of Directors adopted the EastGroup Properties, Inc. 2013 Equity Incentive Plan (the “2013 Equity Plan”) upon the recommendation of the Compensation Committee and subject to approval by the Company’s stockholders. If approved by the stockholders, the 2013 Equity Plan will be effective as of May 29, 2013, and will replace the Company’s 2004 Equity Incentive Plan (the “2004 Plan”). Under the 2004 Plan, 1,248,882 shares of Common Stock remained available for grant as of March 31, 2013. If the stockholders approve the 2013 Equity Plan, no grants will be made with respect to any of the shares remaining under the 2004 Plan, nor with respect to any shares that may later become available under the 2004 Plan for any reason such as forfeiture of outstanding grants. The 2013 Equity Plan will also replace the 2005 Directors Equity Incentive Plan, under which 9,127 shares of Common Stock remained available for awards as of March 31, 2013. If the stockholders approve the 2013 Equity Plan, no awards will be made with respect to the shares remaining under the 2005 Directors Equity Incentive Plan.

A summary of the 2013 Equity Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the plan, which is attached as Appendix A.

Purpose, Administration, Background.    The purposes of the 2013 Equity Plan are to promote the growth and success of the Company by aligning the interests of plan participants with those of the Company’s stockholders and to attract, retain, and reward employees and Directors of the Company.

A committee of non-employee Directors (the “Plan Committee”) will administer the 2013 Equity Plan. The Plan Committee will have sole discretion to select the recipients of awards, establish the terms of awards, interpret the plan, and amend awards, all subject to the terms of the 2013 Equity Plan.

All of the employees of the Company, employees of subsidiaries of the Company, and non-employee Directors of the Company are eligible to participate in the 2013 Equity Plan. The actual number of participants who will receive awards under the 2013 Equity Plan cannot be determined in advance because the Plan Committee has discretion to select the participants.

The 2013 Equity Plan permits the grant of awards with respect to 2,000,000 shares of Common Stock. The maximum number of shares that may be made subject to awards granted in a calendar year to an individual participant is 100,000. If an award is cancelled or expires unvested or unexercised, or is settled in cash rather than in shares of Common Stock, then the shares covered by the portion of the award that is so cancelled, expired, or settled will again become available for award under the plan. Shares of Common Stock retained to satisfy the Company’s tax withholding obligation will also become available for award under the plan.

Forms and Types of Award.    The 2013 Equity Plan permits the grant of restricted shares, restricted share units and other forms of awards payable in or denominated by reference to shares of Common Stock.

A restricted share award is an award of shares of Common Stock in which the recipient’s interest is forfeitable upon grant and will become nonforfeitable only if vesting conditions established by the Plan Committee are satisfied. A restricted share unit award obligates the Company to issue a specified number of shares of Common Stock (or their cash equivalent) in the future if vesting conditions established by the Plan Committee are satisfied. The Plan Committee determines the number of shares covered by an award of restricted shares or restricted share units and establishes the terms of the award, including the vesting conditions for the award. The vesting conditions may relate to the continuance of the recipient’s employment, the satisfaction of specified performance goals (relating to the Company, a unit of the Company, or the recipient) within a specified period, or other factors, or a combination of factors. A participant will forfeit a restricted share or restricted share unit award to the extent its vesting conditions are not satisfied within the period established by the Plan Committee.

Restricted shares will carry voting and dividend rights unless the Plan Committee provides otherwise in the award agreement, or unless the vesting of the restricted shares is subject to a performance condition, in which case no dividend will be payable unless the performance condition is satisfied. A restricted share unit award does not carry voting or dividend rights, but the Plan Committee may provide in the award agreement for the payment of dividend equivalents if the award’s vesting conditions are satisfied.

The 2013 Equity Plan permits the grant of other forms of award that provide for the issuance of shares of Common Stock, or that are denominated in or measured by the fair market value of a share of Common Stock, or that provide for payment in shares of Common Stock rather than cash under a bonus or incentive plan of the Company. The Plan Committee will determine the terms and conditions of any such award.

Grants to Non-employee Directors.    With respect to Directors of the Company who are not employees of the Company or its subsidiaries, the 2013 Equity Plan permits the grant of awards to such Directors, provided the grants are made in accordance with a nondiscretionary formula established by the Board of Directors. If the 2013 Equity Plan is approved by the stockholders, the Board has adopted a policy under the 2013 Equity Plan pursuant to which awards will be made to non-employee Directors. The policy provides that the Company shall automatically award an annual retainer share award to each non-employee Director who has been elected or reelected as a member of the Board of Directors at the Annual Meeting. The number of shares shall be equal to $70,000 divided by the fair market value of a share on the date of such election. If a non-employee Director is elected or appointed to the Board of Directors other than at an Annual Meeting of the Company, the annual retainer share award shall be pro rated. The policy also provides that each new non-employee director appointed or elected will receive an automatic award of restricted shares of Common Stock on the effective date of election or appointment equal to $25,000 divided by the fair market value of the Company’s Common Stock on such date. These restricted shares will vest over a four-year period upon the performance of future service as a director, subject to certain exceptions.

Adjustment in Authorized Shares and to Awards.    The 2013 Equity Plan provides that, in the event of a change in the capitalization of the Company, a corporate transaction involving the Company, or a reorganization or liquidation of the Company, the Plan Committee will adjust the number and class of shares of Common Stock remaining available for awards under the plan, the numbers of shares subject to outstanding awards, and the limits on awards, in a manner the Plan Committee determines equitable, to prevent dilution or enlargement of benefits under the plan.

Forfeiture on Misconduct; Recoupment; Reservation of Discretion.    Under the 2013 Equity Plan, a participant will forfeit all rights under outstanding awards if the Plan Committee determines that the participant’s behavior constitutes misconduct as defined in the plan. The 2013 Equity Plan permits the Plan Committee to provide in an award agreement or in a policy applicable to awards under the plan that, under specified conditions, a participant will be obliged to return to the Company amounts paid and shares of Common Stock distributed under the plan. By way of illustration, the specified conditions may include the occurrence of an error in financial reporting resulting in payment of excess performance-based compensation. The 2013 Equity Plan also permits the Plan Committee to reserve discretion to decrease (but not increase) the amount of an outstanding award.

Change in Control.    An award agreement may provide, or the Plan Committee may amend an award agreement to provide, that, upon a change in control of the Company (as defined in the 2013 Equity Plan), one or more of the following will occur in full or part: the award will vest or become exercisable; the award will terminate after a specified notice period; or the award will be converted into shares of an acquirer. However, if a participant does not have an individual change in control agreement with the Company, then acceleration or vesting will be limited to the extent required to achieve an optimum after-tax position for the participant (taking into account income taxes and golden parachute excise taxes).

Amendment or Termination.    Generally, the Board of Directors may amend or terminate the 2013 Equity Plan without stockholder approval. However, stockholder approval is required if it is required by applicable law or by the rules of any stock exchange on which the Common Stock may then be listed, or if the amendment increases the number of shares available under the Plan or the limits on awards.

No awards may be granted under the 2013 Equity Plan after May 28, 2023.

Federal Tax Consequences.    The federal income tax consequences of awards under the 2013 Equity Plan for participants and the Company will depend on the type of award granted. The following description of tax consequences is intended only for the general information of stockholders. A participant in the 2013 Equity Plan should not rely on this description and instead should consult his or her own tax advisor.

Upon the grant of a restricted share or restricted share unit award, there will be no tax consequences to the participant. Generally, the participant will recognize ordinary income on the date the award vests, in an amount equal to, in the case of restricted shares, the value of the shares on the vesting date, or, in the case of restricted share units, the amount of cash paid and the fair market value of any shares delivered on the vesting date. With respect to restricted shares, under section 83 of the Internal Revenue Code, a participant may elect to recognize income at the date of grant rather than the date of vesting.

Generally, the Company will be entitled to a deduction in connection with an award equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes the income for tax purposes, subject to a limit on the deductibility of compensation paid in a calendar year to the Company’s Chief Executive Officer and three other most highly compensated executive officers, other than the Chief Financial Officer. The deduction limit for each covered officer is $1,000,000. However, the deduction limit does not apply to certain types of performance-based compensation if certain conditions are met. These conditions include stockholder approval of the plan under which the compensation is paid and, for awards other than stock options and stock appreciation rights, the establishment of performance criteria that must be satisfied in order for the award to vest. The Company believes that the design of the 2013 Equity Plan, including the performance criteria set out in the plan for use as the bases of performance goals, will allow the Plan Committee to grant awards of restricted shares and restricted share units that will qualify for treatment as performance-based compensation not subject to the deduction limit.

New Plan Benefits.    The Plan Committee will determine, from time to time, the type, size, and terms of awards to be granted to officers, Directors, and employees under the 2013 Equity Plan, so the amount of compensation payable under the plan cannot be determined in advance.

The Board of Directors recommends that you vote “FOR” the proposal to approve the adoption of the 2013 Equity Plan.

EXECUTIVE OFFICERS

The following provides certain information regarding our executive officers. Each individual’s name and position with the Company is indicated. In addition, the principal occupation and business experience for the past five years is provided for each officer and, unless otherwise stated, each person has held the position indicated for at least the past five years. There are no family relationships between any of the directors or executive officers of the Company.

Leland R. Speed, age 80 — Mr. Speed has served as the Chairman of the Board of the Company since 1983 and a director since 1978. He served as Chief Executive Officer of the Company and Parkway Properties, Inc. until 1997, as Chairman of the Board of Parkway from 1980 until 2011 and as Chairman Emeritus of Parkway until 2012. From 2004 until 2006 and from March 2011 to January 2012, Mr. Speed served as the Executive Director of the Mississippi Development Authority, the State of Mississippi’s lead economic development agency.

David H. Hoster II, age 67 — Mr. Hoster is the Chief Executive Officer of the Company and has served in that capacity since 1997. He has served as President of the Company and as a director since 1993.

N. Keith McKey, CPA, age 62 — Mr. McKey has served as the Company’s Executive Vice President since 1993, Chief Financial Officer and Secretary since 1992 and Treasurer since 1997.

John F. Coleman, age 53 — Mr. Coleman has been a Senior Vice President of the Company since 2001. From 1994 until 2001, he was a Senior Vice President of Weeks Corporation and its successor Duke Realty Corporation (an industrial/office real estate investment trust).

Bruce Corkern, CPA, age 51 — Mr. Corkern has served as Chief Accounting Officer since 2005 and has been a Senior Vice President and Controller of the Company since 2000. From 1990 until 2000, he was the Vice President of Finance of Time Warner Cable (Jackson/Monroe Division).

William D. Petsas, age 55 — Mr. Petsas has been a Senior Vice President of the Company since 2000. From 1994 until 2000, he was a Vice President of Prologis (an industrial real estate investment trust).

Brent W. Wood, age 43 — Mr. Wood has been a Senior Vice President of the Company since 2003. He was a Vice President of the Company from 2000 to 2003, a Senior Asset Manager of the Company from 1997 to 1999 and Assistant Controller from 1996 to 1997.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

General Philosophy.    The Compensation Committee compensates our senior management through a mix of base salary, bonus and equity compensation designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. The compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary, cash incentive/bonus and equity incentive compensation. The Committee designs the incentive compensation to reward company-wide performance through the use of performance metrics based primarily on growth in funds from operations and total return to stockholders.

Consideration of Most Recent Say on Pay Vote.    At the annual meeting of shareholders on May 30, 2012, over 97% of the shares voted were voted in support of the compensation of our Named Officers, as discussed and disclosed in the 2012 proxy statement. In considering the results of this most recent advisory vote on executive compensation, the Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices have strong shareholder support and no significant changes were necessary.

The Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Committee intends to continue paying close attention to the advice and counsel of its independent compensation advisors and invites our shareholders to communicate any concerns or opinions on executive pay directly to the Committee or the Board. Please refer to “Stockholder Communication with the Board” on page 6 for information about communicating with the Board.

Also at the annual meeting of shareholders on May 25, 2011, our shareholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which will occur no later than the 2017 annual meeting.

Engagement of Compensation Consultant.    In 2012 the Compensation Committee again retained FPL Associates, L.P., a nationally recognized compensation consulting firm specializing in the real estate industry that was first engaged by the Compensation Committee in 2003. Neither the Compensation Committee nor the Company has any other professional relationship with FPL. The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for our executive officers, including the determination of the portion of total compensation awarded in the form of salary, annual cash incentive and equity-based compensation, as well as selecting the appropriate performance metrics and levels of performance (e.g., threshold, target, high); (2) analyze current compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for our executive officers; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deems advisable; and (4) make specific recommendations to the Compensation Committee for base salary, annual cash incentive and equity-based awards for our executive officers. The Company paid $31,950 to FPL during 2012 for these services. FPL did not provide any other services to the Compensation Committee, the Company, or any of its affiliates during 2012.

Peer Group Analysis.    The Compensation Committee, with the help of FPL, periodically reviews the composition of our peer groups and the criteria and data used in compiling our peer group lists, and considers modifications to this group. In 2012, the Compensation Committee reviewed data provided by FPL regarding the appropriate companies to include in the peer group and the effect any change in the peer group would have on our standing within the peer groups. The peer groups recommended by FPL and used by the Compensation Committee are all public real estate companies and are divided into two groups based on industry sector (asset-based peer group) and equity market capitalization, geographic location and historical performance (size, geography and performance-based peer group). The asset-based peer group was unchanged from 2011 with the exception of the removal of AMB Property Corporation as a result of its merger with Prologis in June 2011. The performance-geography-based peer group was unchanged from 2011. FPL’s compensation review was based on information contained in FPL’s proprietary database, which includes proxy data from fiscal 2011 and other public and non-public sources. In addition, the Compensation Committee reviewed copies of NAREIT’s annual compensation survey. This survey was produced by FPL or its affiliates and had 113 participating companies, both public and private. The data was broken down by property sector classification, including industrial real estate, company size by capitalization and company size by number of employees. The survey results described base salary, total annual cash compensation, long-term incentive values and total compensation by position.

The asset-based peer group consists of the following six public REITs that invest in industrial properties: DCT Industrial Trust Inc., Duke Realty Corporation, First Industrial Realty Trust, Inc., First Potomac Realty Trust, Liberty Property Trust and PS Business Parks, Inc.

The size, geography and performance-based peer group consists of 11 public REITs, which (i) operate across multiple asset classes and are similar in size to the Company in terms of market capitalization, (ii) are similar in performance to the Company in terms of 3-year annualized total shareholder return (“TSR”) and/or (iii) are headquartered in the Sunbelt region of the United States. The companies included in the size, geography and performance-based peer group are as follows: Acadia Realty Trust, American Campus Communities, Inc., Cousins Properties Incorporated, DCT Industrial Trust Inc., Federal Realty Investment Trust, Medical Properties Trust, Inc., National Retail Properties, Inc., PS Business Parks, Inc., Sovran Self Storage, Inc., Tanger Factory Outlet Centers, Inc., and Washington Real Estate Investment Trust.

The overall results of the FPL study produced the starting point for the Compensation Committee’s analysis. The Committee compared the Company’s actual 2011 compensation for executive officers (including the discretionary restricted stock awards made in 2012 with respect to 2011 performance) with the actual 2011 total compensation of each of the peer groups. The study showed that the total compensation, on an aggregate basis for all executive officers, was in line with the market median for both the asset-based peer group and the size, geography and performance-based peer group.

The Committee then used the peer group data, survey information and other relevant factors to establish the 2012 compensation program for our executive officers. While the Compensation Committee evaluates and discusses compensation data provided by FPL to help inform its decision making process, the Compensation Committee does not set compensation levels at any specific level or percentile against the peer group data (i.e., the Compensation Committee does not “benchmark” the Company’s executive compensation levels, particularly on an individual basis). As described below, the peer group data is only a reference point taken into account by the Compensation Committee in determining compensation decisions.

The Committee believes the executive compensation program, in total, reflects the competitive market practices of the asset-based and size, performance and geography based peer groups described above and provides the opportunities for executives to earn incentive-based compensation driven by the accomplishment of performance expectations. The Compensation Committee bases its targeted overall compensation to executives on a number of factors, including the executive’s position with the Company and total compensation package, the executive’s performance of his or her individual responsibilities, the equity participation levels of comparable executives at companies in our compensation peer group, and the executive’s contribution to the success of the Company’s financial performance. In the case of Mr. Hoster, the Committee also considered (i) the performance of the Company during the period in which he has been Chief Executive Officer and (ii) the anticipated level of difficulty in replacing him with someone of comparable experience and skill.

Targeted Overall Compensation.    Based upon this analysis, the Compensation Committee established the targeted overall compensation of our Chief Executive Officer for 2012 at $2,276,000. When compared to the peer group information, which was based on 2011 actual compensation, this amount was below the 25th percentile of the overall compensation for both the asset-based peer group and the size, performance and geography-based peer group.

The Compensation Committee followed a similar process with respect to establishing targeted overall compensation for our Chief Financial Officer and senior vice presidents. Based upon this analysis, the Committee set the overall targeted compensation for our Chief Financial Officer at $1,203,000 for 2012, which was between the median and 75th percentile for the asset-based peer group and between the 25th percentile and median for the size, performance and geography-based peer group. With regard to the other Named Officers, the individual targeted range of overall compensation was $848,000 to $880,500 for 2012, which were below the 25th percentile of the 2011 overall compensation for the asset-based peer group, and between the 25th percentile and median of the overall compensation for the size, performance and geography-based peer group.

Allocation among Components.    Under the Company’s targeted compensation structure, the approximate mix of base salary, annual cash incentive and equity compensation varies depending upon management level:

	Base Salary	Annual Cash Incentive Target	Equity Target
Chief Executive Officer	25%	25%	50%
Chief Financial Officer	28%	24%	48%
Senior Vice Presidents	38%	21%	41%

In allocating compensation among these elements, the Committee believes that the compensation of our executive officers, specifically our Chief Executive Officer, should be predominately performance-based. In making this allocation, the Committee relied in part upon the advice of FPL. In 2012, FPL performed a study of the compensation practices of the Company and the peer group comparable companies in terms of how each component of compensation is weighted across the percentage of total pay comprised of base salary, annual cash incentive, and long-term equity value. Although each of the companies has a different compensation structure, all appear to provide their senior management with base salaries of approximately 17% to 34% of overall compensation, bonus opportunities of approximately 20% to 27% of overall compensation and equity compensation of approximately 43% to 60% of overall compensation. The Committee selected allocations that it believes are consistent with the Company’s overall compensation philosophy as described above, and in all cases the Company’s target compensation included a significant portion allocated to equity awards.

Base Salaries.    The Committee seeks to provide our executive officers with a level of assured cash compensation in the form of base salary that is commensurate with their professional status, accomplishments and geographic location. The base salaries are reviewed annually by the Compensation Committee and are adjusted from time to time to recognize competitive market data, the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations. At the senior vice president level, we have a significant level of competition for employees in our market areas. As a result, the Committee provides a slightly larger portion of the compensation to our senior vice presidents in the form of base salary in order to improve our competitiveness in these areas. Based on this review and the state of the economy, base salaries for 2012 were increased 4.0% from 2011 levels, with the exception of the base salary for Mr. Wood which reflected a 6.0% increase over the existing base salary.

Annual Cash and Equity Incentive Compensation.    The 2012 annual incentive awards, which were paid one-half in cash and one-half in equity, were based on the Compensation Committee’s analysis of the Company’s funds from operations (FFO) per share, same property change, total shareholder return and certain Company-wide strategic objectives as discussed below.

Criteria	Internal Guideline or Budget	2012 Actual Results
FFO Per Share (1)	$3.08	$3.08
Increase in Same Property Net Operating Income	0.5%	0.9%
Total Stockholder Return	10%	28.9%
G&A Costs	$11.13 million	$10.49 million
Average Occupancy	93.0%	93.7%
Debt to Total Market Capitalization	Less than 45%	33.6%
Bank Debt	Less than $150 million	$76 million at December 31, 2012
Fixed Charge Coverage	Greater than 2.8 to 1.0	3.5 to 1.0
Bank Covenants	In compliance	In compliance each quarter

(1)	FFO is defined as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of depreciable real estate property and impairment losses, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is an appropriate measure of performance for equity real estate investment trusts and that excluding depreciation and amortization in the calculation of FFO is appropriate since real estate values have historically increased or decreased based on market conditions.

In performing this analysis, the Compensation Committee considered the Company’s financial and other performance, both on an absolute and relative basis, as well as general economic conditions in the Company’s markets and factors such as property acquisitions, dispositions, equity issuances, and debt financings during the year. The Compensation Committee used a peer group consisting of DCT Industrial Trust Inc., Duke Realty Corporation, First Industrial Realty Trust, Inc., First Potomac Realty Trust, Liberty Property Trust and PS Business Parks, Inc. for purposes of reviewing relative financial and other performance as discussed below.

Criteria	Peer Group Range	2012 Actual Company Results
Change in FFO Per Share, excluding impairment charges and acquisition costs	(12.5)% to 5.0%	3.7%
Same Property Change (Industrial Assets)	(4.8)% to 2.7%	0.8%
Total Stockholder Return	1.0% to 37.6%	28.9%
Year-End Occupancy	85.3 to 94.6%	94.6%

Based on the Compensation Committee’s analysis of all of the foregoing criteria the Compensation Committee determined that actual Company results exceeded target performance and awarded annual cash incentive compensation to each Named Officer equal to 107.5% of the target award as set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” In March 2013, the Compensation Committee also awarded the following number of shares of restricted stock to the Named Officers as annual equity incentive compensation with respect to 2012 performance: Mr. Hoster 14,068 shares;

Mr. McKey 7,009 shares; Mr. Coleman 4,524 shares; Mr. Petsas 4,364 shares; and Mr. Wood 4,450 shares. The award represented approximately 107.5% of the target amount set by the Compensation Committee for each executive officer. These performance-based shares vested 20% on the date of grant and generally will vest 20% on each of January 1, 2014, 2015, 2016 and 2017. Dividends on the annual equity incentive awards accumulate beginning January 1, 2012 and are paid if and when the restricted stock vests. Since these awards were discretionary and based on a review of the 2012 performance period, the Compensation Committee did not establish and approve the awards until March 2013. Accordingly, these performance-based equity awards are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2013 compensation.

Long-Term Equity Incentive Compensation.    Restricted stock awards are provided based on performance and the recipient also must remain employed by the Company for an additional period following the performance period in order for the restricted stock to vest.

In May 2012, the Compensation Committee adopted a long-term equity incentive award that was based solely on a review by the Compensation Committee of the Company’s relative and absolute performance during 2012 as well as a comparison of the Company’s total return to the NAREIT Industrial Index, NAREIT Equity Index and the Russell 2000 Index over the five-year period ended December 31, 2012. The Compensation Committee chose to analyze the Company’s relative performance over this time period to take into account performance across various stages of the business cycle, including prior to the onset of the recent recession and extending through the economic recovery periods. Similar to the annual incentive compensation, the Compensation Committee reviewed and analyzed the Company’s long-term incentive performance on a subjective basis rather than applying any bright-line tests or formulas. The Company’s total stockholder return for 2012 was 28.9% compared to an internal goal of 10.0%. The annualized total return for the Company and the comparative indexes for the five-year period ended December 31, 2012 were:

Company/Index	Annualized Total Stockholder Return
EastGroup Properties, Inc.	10.42%
NAREIT Industrial Index	(11.59)%
NAREIT Equity Index	5.45%
Russell 2000 Index	3.56%

Other factors considered by the Compensation Committee in connection with the long-term equity incentive compensation included an analysis of the Company’s annual cash dividends paid over the five-year period ended December 31, 2012, which increased from $2.00 per share in 2007 to $2.10 per share in 2012, while other REITs that faced capital challenges during the economic recession reduced the amount of their dividends and/or paid the dividends in stock. Additionally, the Compensation Committee considered the strength of the Company’s balance sheet over that five-year period which allowed the Company to carry out its business plans and manage its debt maturity schedule without resorting to dilutive stock issuances. Based on the foregoing, the Compensation Committee determined that actual Company results significantly exceeded target performance and awarded shares at the “high” performance level. The following number of shares of restricted stock were awarded in March 2013 as long-term equity incentive compensation with respect to 2012 performance: Mr. Hoster 19,630 shares; Mr. McKey 10,108 shares; Mr. Coleman 6,279 shares; Mr. Petsas 6,037 shares; and Mr. Wood 6,210 shares. These shares vested 25% on the date of grant and will vest 25% on each of January 1, 2014, 2015 and 2016. Dividends on the awards accumulate beginning January 1, 2012 and are paid if and when the restricted stock vests. Since these awards were discretionary and based on a review of the five-year performance period ended December 31, 2012, the Compensation Committee did not establish and approve the awards until March 2013. Accordingly, these performance-based equity awards are not reflected in the Summary Compensation Table and other compensation tables in this proxy statement, rather these awards will be reflected as 2013 compensation.

Retention Grants.    On March 4, 2010, the Compensation Committee awarded 20,000 shares of restricted stock as a retention bonus to each of Messrs. Coleman, Petsas and Wood. Each of these Senior Vice Presidents is a seasoned real estate executive whose departure would disrupt the operations of the Company in the region for which that person is responsible. The Compensation Committee discussed various ways in which to mitigate the risk that one or more of these individuals could be enticed away. The restricted stock awards vest as follows, provided that the applicable officer remains in the employ of the Company as of such date:

1,400 shares on January 10, 2016

2,600 shares on January 10, 2017

4,000 shares on January 10, 2018

5,400 shares on January 10, 2019

6,600 shares on January 10, 2020

In the event the officer’s employment terminates for reasons other than death or permanent disability, the officer will forfeit all of his interest in shares that have not vested as of the date of termination. If employment terminates as a result of death or permanent disability, the officer or his estate will receive a pro rata number of restricted shares based on the number of full months elapsed since January 1, 2010 to the date of termination of employment compared to the full vesting period. The Compensation Committee believes these restricted stock awards, with the vesting schedule beginning five years out, will give the executive officers incentive to remain with the Company over the long term.

The grant date fair value of these retention awards is included in the Summary Compensation Table under the heading “Stock Awards” as part of 2010 compensation.

Retirement Plans.    We have a 401(k) Plan pursuant to which the Company makes matching and discretionary contributions for eligible employees. When the Compensation Committee calculates targeted overall compensation for our senior management, it factors in the benefits expected to be received under the 401(k) Plan.

Perquisites and Other Benefits.    The Compensation Committee annually reviews the perquisites that senior management receives. The primary perquisites for executive officers are the Company’s contribution to a 401(k) Plan, life insurance of 2.5 times base salary up to a maximum of $400,000, and long-term care insurance. Executive officers also participate in the Company’s medical insurance plans on the same terms as other employees. We do not provide our executives automobiles or reimbursement for country clubs, financial planning or things of a similar nature.

Severance Benefits.    In order to recruit executives and encourage retention of employees, we believe it is appropriate and necessary to provide assurance of certain severance payments if the Company terminates the individual’s employment without cause. Pursuant to our Severance and Change in Control Agreements, in the event an executive officer is terminated involuntarily by the Company without cause, as defined in the agreement, and provided the employee executes a full release of claims, in a form satisfactory to the Company, promptly following termination, the employee will be entitled to receive certain severance benefits discussed below under the heading “Potential Payments upon Termination or Change in Control.” We believe that the size of the severance package is consistent with severance offered by other companies of our size or in our industry.

Change in Control.    Our senior management and other employees have built the Company into a successful real estate investment trust and the Board of Directors believes that it is important to protect them in the event of a change in control. Further, it is the Board’s belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of the Company, these potential change in control benefits are relatively minor. See “Potential Payments upon Termination or Change in Control” for additional information.

Board Process.    The Compensation Committee of the Board of Directors approves all compensation and awards to our Chief Executive Officer and makes a recommendation to the Board of Directors for our other executive officers. Generally, on its own initiative, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and, following discussions with him and, where it deems appropriate, FPL or other appropriate advisors, establishes his compensation level. For the remaining executive officers, the Chief Executive Officer, with consultation from FPL, makes recommendations to the Compensation Committee that, sometimes with minor adjustments, are recommended to the Board of Directors for approval.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Hayden C. Eaves III, Chair

H.C. Bailey, Jr.

Fredric H. Gould

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2012, 2011 and 2010, the amount of compensation paid by the Company to its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers (the “Named Officers”) as of December 31, 2012.

Name and Principal Position	Year	Salary	Bonus (1)	Non-Equity Incentive Plan Compensation (1)	Stock Awards (2)(3)	All Other Compensation (4)	Total
David H. Hoster II	2012	$569,000	$0	$611,675	$1,671,549	$17,766	$2,869,990
President and Chief	2011	546,000	0	723,450	1,265,409	18,732	2,553,591
Executive Officer	2010	525,000	299,250	315,000	664,420	18,000	1,821,670
N. Keith McKey	2012	$343,000	$0	$304,763	$842,672	$18,085	$1,508,520
Executive Vice	2011	330,000	0	361,063	638,133	18,732	1,347,928
President, Chief Financial Officer and Secretary	2010	317,200	144,643	152,256	356,339	18,000	988,438
John F. Coleman	2012	$332,500	$0	$196,725	$534,883	$18,085	$1,082,193
Senior Vice President	2011	320,000	0	233,200	423,695	18,732	995,627
	2010	307,800	84,029	92,340	984,777	18,000	1,486,946
William D. Petsas	2012	$320,000	$0	$189,738	$515,853	$18,085	$1,043,676
Senior Vice President	2011	308,250	0	225,250	425,587	18,732	977,819
	2010	296,400	79,139	88,920	980,747	18,000	1,463,206
Brent W. Wood	2012	$327,000	$0	$193,500	$515,853	$15,335	$1,051,688
Senior Vice President	2011	308,250	0	225,250	415,226	15,982	964,708
	2010	284,400	83,614	85,320	969,837	15,250	1,438,421

(1)	In 2012 and 2011, the annual incentive compensation paid to each Named Officer was classified as non-equity incentive plan compensation, while in prior years, a portion of the incentive compensation that was based on individual performance goals for each Named Officer was classified as bonus.

(2)	The amounts in this column reflect restricted stock awards granted to the Named Officers during 2010, 2011 and 2012 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with FASB ASC Topic 718 (formerly FAS 123R) assuming, in the case of performance-based awards, that the target performance is achieved, and excluding the impact of estimated forfeitures. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC.

(3)	For 2012, the amounts in this column do not reflect the restricted shares awarded by the Compensation Committee with respect to 2012 performance since the awards were discretionary and were granted in March 2013. Under the SEC disclosure rules, these awards will be reflected as 2013 compensation. See the previous discussion in the Compensation Discussion and Analysis under the heading “Equity Compensation”. For Messrs. Coleman, Petsas and Wood, the amounts for 2010 include $739,600, which is the grant date fair value of the 20,000 shares of restricted stock awarded as a retention bonus on March 4, 2010 and discussed in further detail on page 20.

(4)

The amount shown in this column represents the Company’s discretionary contribution and matching contribution to its 401(k) Plan for the Named Officer’s benefit and the amount of premium paid by the Company for group term life insurance on the Named Officer’s life. The value of perquisites and other personal benefits are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Officer.

Grants of Plan-Based Awards in 2012

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards (#)	Grant Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum
David H. Hoster II	05/30/2012 (1)	$284,500	$569,000	$853,500
	03/07/2012 (2)				34,190	$1,671,549
N. Keith McKey	05/30/2012 (1)	$141,750	$283,500	$425,250
	03/08/2012 (2)				17,314	$842,672
John F. Coleman	05/30/2012 (1)	$91,500	$183,000	$274,500
	03/08/2012 (2)				10,990	$534,883
William D. Petsas	05/30/2012 (1)	$88,250	$176,500	$264,750
	03/08/2012 (2)				10,599	$515,853
Brent W. Wood	05/30/2012 (1)	$90,000	$180,000	$270,000
	03/08/2012 (2)				10,599	$515,853

(1)	Represents the possible payouts under the Company’s 2012 non-equity incentive plan discussed in further detail beginning on page 18. The actual amount earned by each Named Officer in 2012 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	Represents actual restricted stock awarded on March 8, 2012 in connection with the Compensation Committee’s discretionary review of the 2011 annual and long-term incentive compensation as discussed under the headings “Annual Cash and Incentive Compensation” and “Long-Term Equity Incentive Compensation” beginning on page 15 of the Company’s proxy statement for the 2012 Annual Meeting of Stockholders.

(3)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718 disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value is calculated by multiplying the number of restricted shares granted by the closing price of the Company’s Common Stock on the date of grant.

Outstanding Equity Awards at 2012 Fiscal Year-End

Name	Stock Awards
	Number of Shares of Restricted Stock That Have Not Vested (#)		Market Value of Shares of Restricted Stock That Have Not Vested (1) ($)
David H. Hoster II	45,527	(2)	$2,449,807
N. Keith McKey	23,594	(3)	$1,269,593
John F. Coleman	35,682	(4)	$1,920,048
William D. Petsas	35,428	(5)	$1,906,381
Brent W. Wood	34,977	(6)	$1,882,112

(1)	Determined based on the closing price of the Company’s Common Stock ($53.81) on December 31, 2012.

(2)	Mr. Hoster’s restricted stock holdings as of December 31, 2012 vest as follows provided that he remains employed by the Company on such dates: 18,564 shares on January 1, 2014; 15,781 shares on January 1, 2015 and 11,182 shares on January 1, 2016. The Compensation Committee, with the consent of Mr. Hoster, amended the special vesting provision for restricted stock awards to Mr. Hoster based on a projected January 1, 2016 retirement date.

(3)	Mr. McKey’s restricted stock holdings as of December 31, 2012 vest as follows provided that he remains employed by the Company on such dates: 9,527 shares on January 1, 2014; 8,197 shares on January 1, 2015; 4,370 shares on January 1, 2016 and 1,500 shares on April 6, 2016. The Compensation Committee has approved a special vesting provision for restricted stock awards to Mr. McKey based on a projected April 6, 2016 retirement date.

(4)	Mr. Coleman’s restricted stock holdings as of December 31, 2012 vest as follows provided that he remains employed by the Company on such dates: 6,275 shares on January 1, 2014; 5,388 shares on January 1, 2015; 2,974 shares on January 1, 2016; 1,400 shares on January 10, 2016; 1,045 shares on January 1, 2017; 2,600 shares on January 10, 2017; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

(5)	Mr. Petsas’ restricted stock holdings as of December 31, 2012 vest as follows provided that he remains employed by the Company on such dates: 6,170 shares on January 1, 2014; 5,284 shares on January 1, 2015; 2,919 shares on January 1, 2016; 1,400 shares on January 10, 2016; 1,055 shares on January 1, 2017; 2,600 shares on January 10, 2017; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

(6)	Mr. Wood’s restricted stock holdings as of December 31, 2012 vest as follows provided that he remains employed by the Company on such dates: 6,039 shares on January 1, 2014; 5,152 shares on January 1, 2015; 2,788 shares on January 1, 2016; 1,400 shares on January 10, 2016; 998 shares on January 1, 2017; 2,600 shares on January 10, 2017; 4,000 shares on January 10, 2018; 5,400 shares on January 10, 2019 and 6,600 shares on January 10, 2020.

Option Exercises and Stock Vested in 2012

The following table provides information regarding restricted stock awards that vested during 2012 for each of the Named Officers. No options were exercised by the Named Officers in 2012.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David H. Hoster II	47,339	$2,327,873
N. Keith McKey	23,880	$1,174,644
John F. Coleman	15,623	$768,319
William D. Petsas	15,419	$757,865
Brent W. Wood	15,345	$753,925

Potential Payments upon Termination or Change in Control

The Company has entered into Severance and Change in Control Agreements and maintains certain plans that will require the Company to provide compensation to executive officers of the Company in the event of a termination of employment or a change in control of the Company. The following table shows potential payouts assuming that the employment of the Named Officer was terminated in each situation listed in the table and that termination occurred on the last business day of 2012.

	Lump Sum Cash Severance Payment	Healthcare and Other Insurance Benefits	Value of Unvested Restricted Shares	Total
David H. Hoster II
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$2,265,132	—	$2,657,115	$4,922,247
Voluntary Resignation with Good Reason following a Change in Control	$3,397,698	$50,000	$2,657,115	$6,104,813
Involuntary Termination without Breach of Duty following a Change in Control	$3,397,698	$50,000	$2,657,115	$6,104,813
Death	$1,132,566	—	$2,657,115	$3,789,681
N. Keith McKey
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$1,257,376	—	$1,377,960	$2,635,336
Voluntary Resignation with Good Reason following a Change in Control	$1,886,064	$50,000	$1,377,960	$3,314,024
Involuntary Termination without Breach of Duty following a Change in Control	$1,886,064	$50,000	$1,377,960	$3,314,024
Death	$628,688	—	$1,377,960	$2,006,648
John F. Coleman
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$761,885	—	$2,089,244	$2,851,129
Voluntary Resignation with Good Reason following a Change in Control	$761,885	$37,500	$2,089,244	$2,888,629
Involuntary Termination without Breach of Duty following a Change in Control	$761,885	$37,500	$2,089,244	$2,888,629
Death	$507,923	—	$1,277,3845	$1,785,307
William D. Petsas
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$733,080	—	$2,074,431	$2,807,511
Voluntary Resignation with Good Reason following a Change in Control	$733,080	$37,500	$2,074,431	$2,845,011
Involuntary Termination without Breach of Duty following a Change in Control	$733,080	$37,500	$2,074,431	$2,845,011
Death	$488,720	—	$1,262,571	$1,751,291

	Lump Sum Cash Severance Payment	Healthcare and Other Insurance Benefits	Value of Unvested Restricted Shares	Total
Brent W. Wood
Voluntary Resignation or Involuntary Termination with Cause	—	—	—	—
Involuntary Termination without Cause	$724,266		$1,986,133	$2,710,399
Voluntary Resignation with Good Reason following a Change in Control	$724,266	$37,500	$1,986,133	$2,747,899
Involuntary Termination without Breach of Duty following a Change in Control	$724,266	$37,500	$1,986,133	$2,747,899
Death	$482,844	—	$1,203,673	$1,686,517

Below is a description of the definitions and assumptions that were used in creating the table above.

Definitions.    A “change of control” means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) the acquisition by a person or group of beneficial ownership of 30% of the Company’s outstanding voting securities; (iii) a change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a two-thirds majority of the then incumbent directors who had been similarly nominated); (iv) the security holders of the Company approve a merger or consolidation of the Company, with certain exceptions; or (v) approval by the Company’s stockholders of a complete liquidation of the Company or disposition of all or substantially all of the Company’s assets.

“Average annual compensation” means an amount equal to the annual average of the sum of (i) the executive’s annual base salary from the Company plus (ii) the amount of cash bonus paid by the Company to the executive, in each case for the average of the three calendar years that ended immediately before (or, if applicable, coincident with) a specified date.

A termination is for “cause” if it is for any of the following reasons: (i) the continued failure by the executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the executive’s incapacity due to physical or mental illness); (ii) the executive engaging in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise; (iii) the executive’s conviction, entry of a plea of no contest, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company; (iv) the commission or omission of any act by the executive that constitutes on the part of the executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the executive that is injurious to the Company, its business, or its reputation.

A “breach of duty” means (i) the executive’s willful misconduct in the performance of his duties toward the Company; or (ii) the commission or omission of any act by the executive that constitutes on the part of the executive fraud or dishonesty toward the Company.

A termination is for “good reason” if it is for any of the following reasons: (i) a material diminution in the executive’s duties, responsibilities or authority; (ii) a material reduction in the executive’s base salary; (iii) a material reduction in the executive’s annual or long-term bonus and equity incentive opportunities; (iv) the Company’s material relocation of the executive without the executive’s consent; and (v) the failure by the Company to obtain the assumption of the obligations contained in the Severance and Change in Control Agreement by any successor entity.

Cash Severance Payment.    Cash severance payments following a change in control are paid upon an involuntary termination without breach of duty and upon a voluntary termination by the executive for good reason. Additionally, cash severance payments not in connection with a change in control are paid upon an involuntary termination without cause. In each case, the cash severance payments are paid lump-sum and are based upon average annual compensation as follows:

	Involuntary Termination Without Cause	Involuntary Termination Without Breach of Duty or Voluntary Resignation With Good Reason, Each Following a Change in Control
Chief Executive and Chief Financial Officers	2 times	3 times
Senior Vice Presidents	1.5 times	1.5 times

As a condition of the receipt of the cash severance payment not in connection with a change in control, the executive must execute a waiver and release agreement, in a form satisfactory to the Company, that releases the Company and all affiliates from any and all claims of any nature whatsoever, including, without limit, any and all statutory claims, and may not revoke the waiver and release within any revocation period required by law or permitted by the Company.

Benefits.    Upon an involuntary termination without breach of duty or a voluntary termination by the executive for good reason, each following a change in control, the Company will provide each executive officer with life insurance coverage and health plan coverage substantially comparable to the coverage the executive was receiving from the Company immediately before termination of employment. In each case, these benefits will continue for a period of 24 months (18 months for the Company’s Senior Vice Presidents) following the date of termination.

The value of the benefits set forth in the above table is based on an estimate of the Company’s cost to provide such benefits to an executive officer upon termination following a change in control equal to $25,000 per year.

Equity Acceleration.    The Incentive Restricted Share Agreements issued to executive officers in connection with equity awards granted pursuant to the Company’s 2004 Equity Incentive Plan generally provide that an executive’s interest in all of the incentive restricted shares shall become vested as of the date of his death or termination by reason of his permanent disability, provided, however, the agreements for the restricted stock awarded as a retention bonus to certain executive officers in 2010 provide that the number of shares to vest will be prorated upon such officer’s death or permanent disability. Pursuant to an amendment to the Company’s 2004 Equity Incentive Plan that became effective January 1, 2007, a restricted share agreement may also provide that the incentive restricted shares covered by the agreement shall vest upon involuntary termination by the Company without cause.

The Company’s 2004 Equity Incentive Plan also provides that upon the occurrence of a change in control, whether or not the executive’s employment is terminated, the executive’s interest in all of the restricted shares that are no longer subject to performance criteria shall become vested and the vesting of restricted shares subject to performance criteria shall be accelerated and the executive shall receive a pro rata number of shares based upon (i) an assumed achievement of all relevant performance objectives at target levels and (ii) the length of time within the performance period elapsed before the effective date of the change in control.

The Company accrues dividends on all incentive restricted shares beginning with the first day of the applicable performance period. The accrued dividends are delivered to the executive officer when the incentive restricted shares vest. The value of the unvested restricted stock in the above table includes the actual value of the dividends accrued with respect to each restricted share award that is no longer subject to performance criteria.

Excise Tax Gross-Up.    Upon a change in control of the Company, the executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. The Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The Company determined that no excise taxes would have been imposed upon the Named Officers assuming that the termination occurred on the last business day of 2012.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Change in Control Agreement

The Company has entered into a change in control agreement with each of the Company’s executive officers. See “Potential Payments Upon Change in Control” above.

Related-Party Transactions Policies and Procedures.

In March 2007, the Board of Directors adopted the written “Statement of Policy with respect to Related Party Transactions” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions between the Company or any of its subsidiaries and a senior officer or director of the Company, members of their immediate family, a shareholder owning in excess of five percent of the Company or an entity which is owned or controlled by one of the foregoing.

The policy requires that any related party transaction, other than transactions available to all employees generally or transactions involving less than $5,000 when aggregated with all similar transactions, shall be consummated or shall continue only if (i) the Audit Committee pre-approves or ratifies such transaction, (ii) the transaction is approved by the disinterested members of the Board of Directors, or (iii) the transaction involves compensation approved by the Compensation Committee.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) beneficially owned, as of April 5, 2013, more than five percent of the shares of Common Stock outstanding, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock (1)
The Vanguard Group, Inc.	3,669,985	(2)	12.1%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
BlackRock, Inc.	3,022,161	(3)	10.0%
40 East 52nd Street
New York, New York 10022
T. Rowe Price Associates, Inc.	2,665,440	(4)	8.8%
100 East Pratt Street
Baltimore, Maryland 21202

(1)	Based on the number of shares of Common Stock outstanding as of April 5, 2013 which was 30,256,170 shares of Common Stock.

(2)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that The Vanguard Group, Inc. has sole voting power with respect to 86,278 shares of Common Stock, shared voting power with respect to 21,500 shares, sole dispositive power with respect to 3,600,285 shares and shared dispositive power with respect to 69,700 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 39,800 shares of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 76,378 shares as a result of its serving as investment manager of Australian investment offerings.

(3)	Based upon an amended Statement on Schedule 13G filed with the SEC that indicated that BlackRock, Inc. has sole voting and sole dispositive power with respect to all of these shares of Common Stock.

(4)	Based upon an amended Statement on Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”). These shares of Common Stock are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Security Ownership of Management and Directors

The following table sets forth certain information available to the Company with respect to shares of Common Stock owned by each director, each nominee for director, each executive officer and all directors, nominees and executive officers as a group, as of April 5, 2013:

	Amount and Nature of Beneficial Ownership
Name	Common Stock		Unvested Restricted Stock	Exercisable Options	Total Beneficial Ownership	Percent of Common Stock (1)
D. Pike Aloian	18,522	(2)	—	2,250	20,772	*
H.C. Bailey, Jr.	9,787		—	—	9,787	*
Hayden C. Eaves III	18,915	(3)	—	—	18,915	*
Fredric H. Gould	5,522		—	—	5,522	*
Mary E. McCormick	8,809		—	—	8,809	*
David M. Osnos	42,922		—	2,250	45,172	*
Leland R. Speed	211,206	(4)	—	—	211,206	*
David H. Hoster II	226,603	(5)	71,503	—	298,106	*
N. Keith McKey	108,370		36,782	—	145,152	*
John F. Coleman	68,386		44,010	—	112,396	*
Bruce Corkern	32,848		18,484	—	51,332	*
William D. Petsas	72,499	(6)	43,446	—	115,945	*
Brent W. Wood	52,156		43,194	—	95,350	*
All directors, nominees and executive officers as a group	876,545		257,419	4,500	1,138,464	3.8%

*	Less than 1.0%.
(1)	Based on the number of shares of Common Stock outstanding as of April 5, 2013 which was 30,256,170 shares of Common Stock.

(2)	Does not include 2,500 shares of Common Stock beneficially owned by Mr. Aloian’s spouse, as to which he disclaims beneficial ownership.

(3)	Includes (i) 15,415 shares of Common Stock owned by Mr. Eaves and his spouse as co-trustees for the Eaves Living Trust; (ii) 1,000 shares of Common Stock owned by a family foundation of which Mr. Eaves is President; and (iii) 500 shares of Common Stock owned by Mr. Eaves as trustee.

(4)	Does not include 27,288 shares of Common Stock beneficially owned by Mr. Speed’s spouse, as to which he disclaims beneficial ownership.

(5)	Includes 52,911 shares of Common Stock owned by a family trust for the benefit of Mr. Hoster’s children. Mr. Hoster’s spouse is trustee of the family trust. Does not include 2,430 shares of Common Stock beneficially owned by Mr. Hoster’s spouse, as to which he disclaims beneficial ownership. Mr. Hoster has pledged 75,575 shares of Common Stock as security for a line of credit. As of April 5, 2013, there was no balance outstanding on the line of credit.

(6)	Includes 72,499 shares of Common Stock owned by Mr. Petsas and his spouse as co-trustees for the Petsas Revocable Trust.

Ownership Guidelines for Directors and Officers

In order to enhance the alignment of the interests of the directors and management with stockholders, the Company has instituted ownership guidelines for directors and officers. Each director who has served for at least five years should own shares of Common Stock with a market value of a minimum of three times the annual cash retainer fee payable to a director. Within five years of their election, officers of the Company are required to own shares of Common Stock having a market value equal to or greater than the following multiples of their base salary: (1) President and Chief Executive Officer: five times annual base salary; (2) Executive Vice President: three times annual base salary; and (3) Senior Vice Presidents: two times annual base salary. Each director and executive officer is currently in compliance with the applicable ownership guideline.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that directors, officers and more than 10 percent stockholders of the Company file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. During 2012 no officer or director of the Company was late in filing a report under Section 16(a).

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of three directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter which was amended and restated on March 8, 2007. A complete copy of the Audit Committee charter is available on the Company’s website at www.eastgroup.net. The Board has determined that D. Pike Aloian and Mary E. McCormick are “Audit Committee financial experts” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee’s responsibilities include oversight of the Company’s independent registered public accounting firm and internal audit department, as well as oversight of the Company’s financial reporting process on behalf of the full Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with KPMG without management being present. The Committee met five times during 2012, including two executive sessions with KPMG. In the course of fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit personnel and KPMG to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that the financial statements in the Company’s Annual Report on Form 10-K were prepared in accordance with GAAP. The Audit Committee also discussed with KPMG matters required to be discussed, pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with KPMG matters relating to its independence and has received from KPMG the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

On the basis of the reviews and discussions the Audit Committee has had with KPMG and management, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Submitted by the Audit Committee:

David M. Osnos, Chair

D. Pike Aloian

Mary E. McCormick

Policy For Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee of the Board has adopted policies and procedures providing for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Pre-approval may be given as part of the Audit Committee’s approval on the engagement of the independent auditor or on an individual case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the Audit Committee chairman, but the decision is subsequently reported to the full Audit Committee.

Auditor Fees and Services

In connection with the audit of the 2012 financial statements, the Company entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for the Company.

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal years 2012 and 2011.

	2012	2011
Audit Fees (1)	$555,900	$527,500
Audit-Related Fees (2)	5,500	—
Tax Fees	—	—
All Other Fees	—	—

Total	$561,400	$527,500

(1)	Audit fees include amounts related to professional services rendered in connection with the audits of our annual financial statements and reviews of our quarterly financial statements, the audit of internal control over financial reporting and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. For 2012 and 2011, this includes $90,000 and $88,500, respectively, for comfort letter procedures in connection with the issuance of Common Stock.

(2)	Audit-related fees for 2012 includes consultations and research regarding the Company’s interest rate swap arrangements and assistance with the Company’s response to a comment letter received from the SEC relating to the Company’s annual report for the year ended December 31, 2011.

OTHER MATTERS

The management of the Company does not know of any other matters to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

N. KEITH McKEY

Executive Vice President, Chief Financial Officer,

Treasurer and Secretary

Appendix A

EASTGROUP PROPERTIES, INC.

2013 EQUITY INCENTIVE PLAN

1. Introduction.

EastGroup Properties, Inc., (the “Company”) establishes the EastGroup Properties, Inc. 2013 Equity Incentive Plan (the “Plan”), effective May 29, 2013, subject to the approval of the Company’s shareholders.

2. Purposes.

The purposes of the Plan are to provide incentive for Employees and Directors to exert their best efforts on behalf of the Company, and to further the identity of the interests of Employees and Directors with those of the Company’s shareholders by encouraging Employees’ and Directors’ ownership of Shares in the Company. To serve these purposes the Plan offers equity-based incentive awards.

3. Definitions.

As used in this Plan:

(a) “Award Agreement” means a written agreement entered into between the Company and a Participant or other documentation issued by the Company, in either case setting forth the terms of an award granted under the Plan. An Award Agreement shall be subject to the terms of the Plan.

(b) “Board of Directors” or “Board” means the Board of Directors of the Company.

(c) “Cause” has the meaning given in Section 13(b).

(d) “Change in Control” has the meaning given in Section 13(b).

(e) “Committee” means a committee of the Board of Directors of the Company designated by the Board, which committee shall be composed of those members of the Compensation Committee of the Board of Directors who are non-employee directors as that term is defined under Securities and Exchange Commission Rule 16b-3 and outside directors as that term is defined for the purposes of the Internal Revenue Code section 162(m), provided that, should there be fewer than two members of the Compensation Committee who are both non-employee directors and outside directors, the Committee shall be composed of two or more members of the Board of Directors designated by the Board who are non-employee directors and outside directors, including anyone who is a member of the Compensation Committee.

(f) “Common Shares” or “Shares” means the shares of common stock, $0.0001 par value per Share, of the Company.

(g) “Director” means a member of the Board of Directors of the Company.

(h) “Employee” means an employee of the Company or a Subsidiary.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(j) “Fair Market Value” of a Common Share means, on a given date, (i) if the Common Shares are traded in the over-the-counter market, the mean between the closing bid and asked prices of a Share on that date, or, if no prices are so quoted on that date, on the next preceding date on which such prices are so quoted, or, (ii) if the Common Shares are traded on a national securities exchange, the closing price of a Share as reported on such exchange on that date, or, if no prices are so reported on that date, on the next preceding date on which such prices are so reported; provided, however, in either case, that if Shares shall not have been publicly traded for more than ten days immediately preceding such date, then the Fair Market Value of a Share shall be determined by the Committee in such manner as it may find appropriate.

(k) “Good Reason” has the meaning given in Section 13(b).

(l) “Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(m) “Misconduct” means conduct of a Participant that, in the Committee’s judgment, constitutes:

(i) a commission of an act of theft, embezzlement, fraud, dishonesty, or other criminal act, harmful to the Company or a Subsidiary,

(ii) a breach of a fiduciary duty owed to the Company or a Subsidiary,

(iii) a deliberate and serious disregard of rules of the Company or a Subsidiary,

(iv) an unauthorized disclosure of any of the trade secrets or confidential information of the Company or a Subsidiary, or

(v) competition with the Company or a Subsidiary.

(n) “Participant” means an Employee or Director who holds an outstanding award under the Plan.

(o) “Performance Goal” means an objective test of performance based on one or more of the following criteria: revenue; earnings; net earnings; operating earnings; earnings before taxes; earnings before income tax expense, interest expense, and depreciation and amortization expense (“EBITDA”); earnings per Share; stock price; costs; return on equity; return on assets; assets management; asset quality; asset growth; budget achievement; net operating income (“NOI”); average occupancy; year-end occupancy; funds from operations (“FFO”); adjusted funds from operations (“AFFO”); funds available for distribution (“FAD”); dividend or FAD payment; total shareholder return on an absolute basis or a relative basis measured against comparable peers or a real estate index; leverage ratios; capital expenditures; customer satisfaction survey results; property operating expense savings; design, development, permitting, or other progress on designated properties; third-party fee generation; leasing goals; goals relating to acquisitions or divestitures, targeted financing, or capital market objectives; lease retention; liability management; credit management; certain levels of operating expense; growth in assets, unit volume, revenue, sales, or market share; or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, or cost targets. Performance Goals may differ from Participant to Participant and award to award and may be established for the Company as a whole, on a per Share basis, or for the Company’s various properties, groups, divisions, or Subsidiaries, or a combination of them. Performance Goals may be based on absolute performance or on performance relative to performance of unrelated businesses specified by the Committee, on other external measures of the selected performance criteria, or on comparison to any prior period or to budget or target. All calculations and financial accounting matters relevant to this Plan and to which GAAP applies shall be determined in accordance with GAAP as in effect on the date of an award, except as otherwise specified by the Committee. For example, the Committee may specify that the measurement of performance shall include or exclude particular items, such as losses from discontinued operations, debt prepayment penalties, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, or nonrecurring gains or loss.

(p) “Permanent Disability” means a medically determinable physical or mental impairment that may be expected to result in death or to last at least a year and that renders an Employee incapable of performing that Employee’s duties with the Company. A determination of disability shall be made by the Committee in a uni-

form, nondiscriminatory manner on the basis of medical evidence. Notwithstanding the foregoing, in the case of a determination that would accelerate payment of Restricted Share Units or other awards or amounts that are deferred compensation subject to Code section 409A, a Participant shall be considered to have a “Permanent Disability” only if the Participant is “disabled” within the meaning of Code section 409A or the regulations issued under that section.

(q) “Restricted Period” means the period described in Section 8(b)(i) or Section 9(b)(i).

(r) “Restricted Share” means an award granted pursuant to Section 8.

(s) “Restricted Share Unit” or “RSU” means an award granted pursuant to Section 9.

(t) “Retirement” means the termination of a Participant’s employment with the Company and its Subsidiaries after the Participant has attained age 65, or after the Participant has attained age 55 and completed at least six years of employment.

(u) “Subsidiary” means a corporation, partnership, joint venture, or other entity in which the Company has an equity, profit, or voting interest of at least 50 percent.

4. Administration.

The Committee shall administer the Plan. The Committee shall have all the powers and authority vested in it by the terms of the Plan. The Committee shall have full power and authority to interpret the Plan and Award Agreements, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make any determinations it finds necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee in its discretion deems desirable. The Committee shall have complete discretion in the exercise of its powers and authority under the Plan, and the Committee’s interpretations, determinations, and decisions in the administration of the Plan shall be final and conclusive. The Committee may act only by a majority of its members in office, except that:

(a) The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

(b) The Committee may delegate ministerial duties and authority to interpret the Plan and respond to claims to an officer of the Company. The Committee may not delegate authority with respect to (i) nonministerial actions affecting Participants subject to the reporting requirements of the Exchange Act, (ii) nonministerial actions with respect to awards intended to qualify for the performance based exception under Code section 162(m), or (iii) the certification of the satisfaction of Performance Goals.

(c) The Committee may delegate to the Chief Executive Officer or his or her delegate some or all of the Committee’s discretion and authority with respect to the granting of specified forms of awards and with respect to the granting of awards to specified categories of Employees, subject to paragraph (b) above and to any limits the Committee may provide. By way of example, the Committee may delegate to the Chief Executive Officer discretion and authority to determine when and under what terms the Company shall grant awards Units to newly-hired or newly-promoted officers, and the Committee may provide limits on the form and number of such awards.

No Committee member and no delegate of the Committee shall be liable for any determination made in good faith with respect to the Plan, an award, or a Participant.

5. Shares Subject to Plan and Limits on Awards.

(a) Share Available. Subject to adjustment pursuant to Section 12, the maximum number of Common Shares with respect to which awards may be granted under the Plan is 2,000,000.

(b) Limits on Awards. Subject to adjustment pursuant to Section 12, the following additional limits shall apply to awards under the Plan:

(i) The aggregate number of Common Shares that may be made subject to Restricted Share and Restricted Share Unit awards granted under the Plan to any individual Participant during any one calendar year may not exceed 100,000.

(ii) The aggregate number of Common Shares that may be made subject to awards granted under the Plan to any individual Participant during any one calendar year may not exceed 100,000.

This limit shall apply regardless of whether awards are to be or may be paid in cash rather than Shares.

(c) Cancellation or Expiration of Awards; Payment in Common Shares.

(i) General. If all or a portion of an award under the Plan is cancelled or expires for any reason before having been fully vested, is settled in cash in lieu of Common Shares, or is exchanged for other awards, all Common Shares covered by the portion of any such award that is cancelled or expires, is settled in cash, or is exchanged for other awards shall again become available for award under the Plan.

(ii) Payments in Shares. Common Shares tendered or withheld to satisfy the Company’s tax withholding obligation shall again become available for award under the Plan.

6. Eligibility.

Employees and Directors shall be eligible to receive awards under the Plan, provided that no Employee or Director shall be entitled to an award except as determined by the Committee or as provided by any Independent Director Compensation Policy described in Section 11.

7. Awards.

(a) Types of Awards. Awards under the Plan may be in the form of: Restricted Shares, Restricted Share Units, and other Share based awards (as described in Section 10).

(b) Award Agreements. The Committee shall set forth the terms of each award in an Award Agreement. An Award Agreement may contain any provision approved by the Committee, subject to the terms of the Plan. An Award Agreement may make provision for any matter that is within the discretion of the Committee or may reserve for the Committee discretion to approve or authorize any action with respect to the award.

(c) Nonuniform Determinations. The Committee’s determinations under the Plan or Award Agreements, including, without limitation, the selection of Participants to receive awards, the type, form, amount, and timing of awards, and the terms of specific Award Agreements, need not be uniform, regardless of whether Participants are similarly situated.

(d) Qualification for Section 162(m) Exception.

(i) Committee’s Certification of Satisfaction of Performance Goals. If the exercisability, payment, or vesting of an award is conditioned upon the satisfaction of Performance Goals, and the award is intended to qualify for the exception under Code section 162(m) for performance-based pay, the condition shall not be considered satisfied, and the award shall not be exercisable, payable, or vest, as applicable, unless the Committee certifies that the Performance Goal has been satisfied.

(ii) Satisfaction of Other Requirements. To the extent an award is intended to qualify for the exception under Code section 162(m) for performance-based pay, the Committee shall make such provisions in Award Agreements and follow such procedures as may be required to satisfy the conditions of the exception. By way of example, the Committee shall establish any Performance Goal associated with such an award by the time within the performance period required for such exception, and the payment terms for such an award shall conform to the requirements of the exception.

(e) Discretion. The Committee shall have no discretion to increase the amount of an outstanding award but may reserve discretion to decrease the amount of an outstanding award or the extent to which it is exercisable or payable.

(f) Provisions Governing All Awards. All awards shall be subject to the following provisions:

(i) Transferability. An award shall not be transferable other than by will or the laws of descent and distribution. During the lifetime of the Participant awards requiring exercise shall be exercisable only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant’s guardian or legal representative.

(ii) Employment Rights. Neither the adoption of the Plan nor the grant of an award shall confer on a Participant the right to continue employment with the Company or a Subsidiary, nor shall it interfere with the right of the Company or a Subsidiary to terminate a Participant’s employment at any time for any reason, with or without cause.

(iii) Section 83(b) Election. No Participant may make an election under Code section 83(b) with respect to any award under the Plan without the consent of the Committee, which the Committee may grant or withhold in its sole discretion. If, with the consent of the Committee, a Participant makes an election under Code section 83(b) to be taxed with respect to an award as of the date of transfer of the award rather than as of the date or dates upon which the award would otherwise be taxable under Code section 83(a), the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

(g) Misconduct. Should the Committee determine that a Participant has committed Misconduct, the Participant shall forfeit all rights under outstanding awards and all further benefits under or attributable to the Plan, so neither the Participant nor his or her estate or successors shall be entitled to become vested in Restricted Shares and Restricted Share Units, be paid any Shares or amounts remaining to be paid upon settlement of an award or due under a deferred payment arrangement with respect to an award, or otherwise be entitled to any further benefit under or attributable to the Plan. Before making such a determination, the Committee shall give the Participant a reasonable opportunity to be heard.

(h) Recoupment of Awards. The Committee may provide in an Award Agreement or in a policy applicable to an award under this Plan that, under conditions specified in the Award Agreement or policy, the Participant shall forfeit all rights under the award and all further benefits under or attributable to the award or the Plan, and the Participant shall be obliged to pay back or return to the Company amounts or Shares previously paid, distributed, or vested under the award, including dividends and dividend equivalents. Such conditions may include, by way of illustration and not by way of limitation, the occurrence of an error in financial statements that results in the payment of a greater amount of performance-based compensation than would have been paid based on correct financial statements. This paragraph and Paragraph 7(h) shall be construed independently of each other; one shall not limit the application of the other.

8. Restricted Shares.

(a) Grant of Restricted Shares. The Company shall grant Restricted Shares to Participants under the Plan at such times, in such numbers, and upon such terms as the Committee shall determine.

(b) Terms of Restricted Shares. The Award Agreement for a grant of Restricted Shares shall set forth such terms, conditions, restrictions, and limits on the Restricted Shares as the Committee shall determine and as are consistent with the Plan, including the following:

(i) Conditions on Vesting. The Participant’s interest in a Restricted Share award shall be forfeitable when the award is granted. In the Award Agreement, the Committee shall prescribe conditions that must be satisfied and the time by which, or time period during which, the conditions must be satisfied, in order for the Participant’s interest to become vested. The conditions may include one or more of the following:

(1) the satisfaction of specified Performance Goals by a specified time or during a specified period,

(2) the continuance of the Participant’s employment or service for a specified period, or

(3) the satisfaction of other specified conditions.

The Award Agreement may provide that the extent of the Participant’s vested interest shall be determined by the extent to which a condition is satisfied. The limited period of time provided for the satisfaction of the conditions on an award shall be referred to as the “Restricted Period”. If the only vesting condition to be satisfied is the continuance of the Participant’s employment or service, the Restricted Period shall not be shorter than three years, provided that the award may vest ratably over that period.

(ii) Vesting. Upon the satisfaction, within the Restricted Period, of the conditions established by the Committee, or as provided in paragraph (vi), the Participant’s interest in the Restricted Shares shall become vested to the extent provided in the Award Agreement. The restrictions applicable to those vested Restricted Shares shall lapse at that time, and the Company shall deliver a certificate for those vested Shares to the Participant or the Participant’s estate or the person to whom the Participant’s rights are transferred by will or under the laws of descent and distribution, as the case may be, free of all restrictions, subject to the satisfaction of the Company’s withholding obligations as described in Section 18(c).

(iii) Forfeiture. Except as provided by the Committee in accordance with paragraph (vi), the Participant shall forfeit Restricted Shares upon the expiration of the Restricted Period, to the extent the conditions prescribed by the Committee have not been satisfied. Upon such a forfeiture, all of the Participant’s interest in the forfeited Restricted Shares shall automatically revert to the Company.

(iv) Retention of Certificate. The Company shall issue, for the benefit of the Participant, the number of Common Shares subject to a Restricted Shares award, but the Company shall retain custody of any certificate for such Shares during the Restricted Period.

(v) Voting and Dividend Rights. Unless otherwise provided by the Committee in the Award Agreement, the Participant to whom Restricted Shares have been granted shall be entitled, during the Restricted Period, to vote those Shares and to receive the dividends payable with respect to those Shares. If the vesting of an award is conditioned on the satisfaction of a Performance Goal or other performance-related condition, the Committee shall provide in the Award Agreement that no dividends shall be payable with respect to the Restricted Shares during the Restricted Period, but the Committee may make provision for dividend equivalents under Paragraph 10(b)(vii).

(vi) Death or Disability; Termination Without Cause. The Committee may provide that upon the termination of the Participant’s employment or service during the Restricted Period by reason of death or Permanent Disability or by the Company without Cause, the conditions and restrictions on all or a portion of the Restricted Shares shall lapse and the Participant’s interest in those Shares shall become vested.

(vii) Dividend Equivalents. The Committee may provide in the Award Agreement that the Participant shall receive, rather than the dividends payable with respect to specified Restricted Shares, a credit equivalent to the amount of such dividends, which shall be payable to the Participant only if the Participant’s interest in the specified Restricted Shares becomes vested; if the Employee forfeits the specified Restricted Shares, the Employee shall simultaneously forfeit the dividend equivalents attributable to such Restricted Shares. The Award Agreement shall specify the time for payment of dividend equivalents, which shall not be later than March 15th following the calendar year in which the Restricted Shares to which the dividend equivalents are attributable become vested, subject to Section 18(b) with respect to deferrals. Section 9(c)(ii) and (iii) shall apply to dividend equivalents under Restricted Shares as well as under Restricted Share Units.

9. Restricted Share Units.

(a) Grant of Restricted Share Units. A Restricted Share Unit shall entitle a Participant to a Share, the Fair Market Value of a Share in cash, or a combination of the two, at a future date, subject to the satisfaction of any terms and conditions specified by the Committee. The Company shall grant Restricted Share Units to Participants under the Plan at such times, in such numbers, and upon such terms as the Committee shall determine.

(b) Terms of Restricted Share Units. The Award Agreement for Restricted Share Units shall set forth such terms, conditions, restrictions, and limits on the Units as the Committee shall determine and as are consistent with the provisions of the Plan, including the following:

(i) Conditions on Vesting. The Participant’s interest in a Restricted Share Unit award shall be forfeitable when the award is granted. In the Award Agreement, the Committee shall prescribe conditions that must be satisfied and the time by which, or time period during which, the conditions must be satisfied, in order for the Participant’s interest to become vested. The conditions may include one or more of the following:

(1) the satisfaction of specified Performance Goals by a specified time or during a specified period,

(2) the continuance of the Participant’s employment or service for a specified period, or

(3) the satisfaction of other specified conditions.

The Award Agreement may provide that the extent of the Participant’s vested interest shall be determined by the extent to which a condition is satisfied. The limited period of time provided for the satisfaction of the conditions on an award shall be referred to as the “Restricted Period”. If the only vesting condition to be satisfied is the continuance of the Participant’s employment or service, the Restricted Period shall not be shorter than three years, provided that the award may vest ratably over that period.

(ii) Vesting. Upon the satisfaction, within the Restricted Period, of the conditions established by the Committee, or as provided in paragraph (v), the Participant’s interest in the Restricted Share Units shall become vested to the extent provided in the Award Agreement.

(iii) Forfeiture. Except as provided by the Committee in accordance with paragraph (v), the Participant shall forfeit Restricted Share Units upon the expiration of the Restricted Period, to the extent the conditions prescribed by the Committee have not been satisfied. Upon such a forfeiture, all of the Participant’s interest in the forfeited Restricted Share Units shall automatically revert to the Company.

(iv) No Dividends or Voting Rights. A Restricted Share Unit shall carry with it no voting or dividend or other rights associated with Common Share ownership.

(v) Death or Disability; Termination Without Cause; Retirement. The Committee may provide that upon the Participant’s Retirement, or the termination of the Participant’s employment or service during the

Restricted Period by reason of death or Permanent Disability or by the Company without Cause, the conditions and restrictions on all or a portion of the Restricted Share Units shall lapse and the Restricted Period with respect to those Units shall expire.

(vi) Dividend Equivalents. Notwithstanding paragraph (iv), the Committee may but need not provide that a bookkeeping account established for a Participant shall be credited with an amount equivalent to the amount of dividends that would be payable with respect to a number of Shares equal to the number of Restricted Share Units awarded to the Participant. The Committee may provide for the crediting of interest on any dividend equivalents credited to a Participant’s account or may provide that the dividend equivalent credit be adjusted for hypothetical investment experience in such manner as the Committee may determine. If the Participant forfeits his or her interest in a Restricted Share Unit, the Participant shall simultaneously forfeit any dividend equivalents (as adjusted) attributable to those Restricted Share Units.

(c) Payment of Vested Restricted Share Units.

(i) Payment of vested Restricted Share Units and other amounts credited to a Participant’s account shall be made at such time or times after the expiration of the Restricted Period as the Committee may establish. The Committee may but need not provide that a Participant may elect to defer payment until such time or times as the Committee may allow. The Committee may provide for payments in lump sums or installments or both. The Committee shall establish procedures for its establishment of the time of payment and for the form and timing of a Participant’s deferral and payment elections. All elections shall conform to the Committee’s procedures. The Committee’s procedures shall conform to the requirements of Code section 409A for the deferral (until payment) of the inclusion of compensation in gross income.

(ii) The Company shall not establish any special fund with respect to a Participant’s account. Any credit entries made to a Participant’s account shall constitute a mere promise by the Company to make payments to the Participant, subject to and in accordance with the Plan, from the general assets of the Company, when the payments become due.

(iii) To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

10. Other Awards. The Committee may determine, subject to the terms of the Plan, that the Company shall grant awards that are not described in Section 8 or 9, but that provide for the issuance of Common Shares, or that are denominated in or measured by the Fair Market Value of a Share, or that provide for payment in the form of Shares rather than cash under any Company compensation, bonus, or incentive program. The Committee shall determine the terms and conditions of any such other awards and the Participants to whom and the numbers in which such other awards shall be granted. The Committee may condition the exercisability, vesting, and payment of such other awards upon the satisfaction of Performance Goals.

11. Awards to Independent Directors. Notwithstanding any other provision of the Plan, the grant of any award to a Director who is not also an Employee (an “Independent Director”) shall be made by the Board only pursuant to a written nondiscretionary formula established by the Board (an “Independent Director Compensation Policy”). An Independent Director Compensation Policy shall set forth the type of awards to be granted to Independent Directors, the number of Shares to be subject to Independent Director awards, the conditions on which such awards shall be granted, become exercisable, payable, and expire, and such other terms and conditions as the Board determines in its discretion. Awards granted to Independent Directors shall be subject to all of the limits set forth in this Plan.

12. Required Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code section 368), or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for awards under Section 5, in the number of Shares subject to outstanding awards, and in the limits on awards and the issuance of Shares set forth in Section 5, as determined by the Committee to be appropriate and equitable to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants, provided, however, that the number of Shares subject to an award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding awards.

Except as expressly provided in this Section, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants, or upon the conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment shall be made with respect to, the number of Shares subject to awards previously granted.

13. Change in Control.

(a) Impact of Event. Notwithstanding any provision of the Plan to the contrary, in the event of a Change in Control, the provisions of this Section 13 shall apply:

(i) If and to the extent that outstanding awards under the Plan (A) are continued or assumed by the successor corporation (or an affiliate of the successor) or continued or (B) are replaced with equity awards that preserve the existing value of the awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Goals, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Goals applicable to the awards, then all such awards or such substitutes for them shall remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 13(a)(v).

(ii) If and to the extent that outstanding awards under the Plan are not continued, assumed, or replaced in accordance with Section 13(a)(i), then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) shall apply to such awards: the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Share Units, and other Share-based Awards, including vesting requirements, shall immediately lapse, and any Performance Goals relevant to such awards shall be deemed to have been achieved at the target performance level; such Awards shall be free of all restrictions and fully vested; and, with respect to Restricted Share Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest date permissible under Code section 409A.

(iii) However, unless the Change in Control is a change in the ownership or effective control or of ownership of a substantial portion of the assets of the Company (within the meaning of Code section 409A), a Change in Control shall not accelerate the time of payment of Restricted Share Units and other awards and amounts payable under the Plan that are deferred compensation subject to Code section 409A.

(iv) If and to the extent that outstanding awards under the Plan are not continued, assumed, or replaced in accordance with Section 13(a)(i) above, then in connection with the application of the Change-in-Control Treatment set forth in Section 13(a)(ii) above, the Board may, in its sole discretion, provide for cancellation of such outstanding awards at the time of the Change in Control in which case a payment of cash, property, or a combination of cash and property shall be made to each such Participant upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities for such awards.

(v) If and to the extent that (A) outstanding awards are continued, assumed, or replaced in accordance with Section 13(a)(i) above and (B) a Participant’s employment with, or performance of services for, the Company is terminated by the Company for any reasons other than Cause or by such Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment set forth in Section 13(a)(ii) above shall apply to all assumed or replaced awards of such Participant then outstanding.

(b) Definitions.

(i) For the purposes of this Plan, a “Change in Control” of the Company means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (A) any “person” (as such term is used in section 13(d) and 14(d) of the Exchange Act) is or becomes “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities; or (B) during any period of two consecutive years, the following persons (the “Continuing Directors”) cease for any reason to constitute a majority of the Board: individuals who at the beginning of such period constitute the Board and new Directors each of whose election to the Board or nomination for election to the Board by the Company’s security holders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved; or (C) the consummation of a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of such surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation that is approved by a Board having a majority of its members persons who are Continuing Directors, of which Continuing Directors not less than two-thirds have approved the merger or consolidation; or (D) the security holders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii) For the purposes of this Section 13, “Cause” means (A) the continued failure by the Participant to perform his or her material responsibilities and duties toward the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (B) the engaging by the Participant in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise, (C) the Participant’s conviction, entry of a plea of nolo contendere, or admission of guilt, for any felony or any lesser crime if such lesser crime involves fraud or dishonesty, moral turpitude, or any conduct that adversely affects the business or reputation of the Company, (iv) the commission or omission of any act by the Executive that constitutes on the part of the Executive fraud, dishonesty, or malfeasance, misfeasance, or nonfeasance of duty toward the Company; or (v) any other action or conduct by the Executive that is injurious to the Company, its business, or its reputation; provided, however, that “Cause” shall not include the Executive’s lack of professional qualifications. For purposes of this Agreement, an act, or failure to act, on the Executive’s part shall be considered “willful” or “reckless” only if done, or omitted, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

(iii) For the purposes of this Section 13, “Good Reason” means:

(1) the assignment to the Participant after the Change in Control of any duties materially inconsistent with the Participant’s position (including status, offices, titles, and reporting requirements, authority, duties or responsibilities), or any other action that results in a material diminution in such position, authority, duties, or responsibilities;

(2) a material reduction by the Company in the Participant’s base salary in effect immediately before the Change in Control or as subsequently increased;

(3) a material reduction by the Company in the Participant’s annual bonus opportunity or in the target level for such bonus or in the level of the Participant’s long term equity incentive, as compared to such opportunity or level in effect immediately before the Change in Control; or

(4) the Company’s requiring the Participant, without the Participant’s written consent, to be based at any office or location materially distant from the Participant’s office location immediately before the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities.

A termination for Good Reason must be communicated by the Participant to the Company by written notice that specifies the event or events claimed to provide a basis for termination for Good Reason; provided that the Participant’s written notice must be tendered within ninety days of the occurrence of such event or events and provided further that the Company shall have failed to remedy such act or omission within thirty days following its receipt of such notice. A Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason if the Participant actually terminates employment within fourteen days after the Company’s failure to timely remedy or, if earlier, prior to the second anniversary of the Change in Control.

14. Term of Plan; Approval of Shareholders. The Plan shall take effect, subject to the approval of the shareholders of the Company, on May 29, 2013. If shareholder approval is not obtained within twelve months of May 29, 2013, any awards granted under the Plan shall automatically be cancelled. Unless terminated earlier by the Board of Directors, the Plan shall terminate on May 28, 2023, provided that awards outstanding on that date shall survive in accordance with their terms.

15. Amendment of Awards. The Committee may at any time unilaterally amend any outstanding award to the extent the Committee determines necessary or desirable, provided, however, that an amendment that would be adverse to the interests of the Participant shall not be effective without the holder’s consent.

16. Amendment and Termination of Plan. The Board may amend, suspend, or terminate the Plan or any portion of the Plan at any time, provided no amendment may be made without stockholder approval if such approval is required by applicable law or the requirements of an applicable stock exchange, or if such amendment would increase the Shares available under the Plan or the limits on award provided under Section 5, except as provided in Section 12.

17. Restrictions on Acceleration of Payment Date; Deferrals; Delay of Payment to Specified Employee.

(a) Acceleration or Deferral. Notwithstanding any contrary provision of Section 15 or 16, an action by the Board or Committee shall not accelerate or defer a payment of an award that is deferred compensation within the meaning of Code section 409A except as follows:

(i) An action may accelerate the payment of all or part of an award upon the following events: the termination and liquidation of the Plan or any other event the Commissioner of Internal Revenue may prescribe in generally applicable guidance under Code section 409A, provided, in any event, that the terms and conditions of the acceleration would not cause the Plan to fail to meet the requirements of section 409A and of any generally applicable guidance published by the Commissioner of Internal Revenue under section 409A for the deferral (until payment) of the inclusion of awards in gross income.

(ii) An action may defer a payment date for all or a part of an award under the following circumstances:

(1) The Board or Committee reasonably anticipates that, if an award were to be paid as scheduled, the Company’s deduction with respect to such payment would not be permitted under Code section 162(m), provided such scheduled payment is then made during the Participant’s first taxable year in which the Board or Committee reasonably anticipates that the Company’s deduction will not be barred by application of Code section 162(m).

(2) The Board or Committee reasonably anticipates that the payment of an award as scheduled will violate federal securities laws or other applicable law; provided that the scheduled payment is then made at the earliest date on which the Board or Committee reasonably determines that making the scheduled payment will not cause such a violation.

(3) Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance that the Board or Committee, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his or her individual circumstances, and further provided, in any event under this paragraph (ii), that the terms and conditions of the deferral would not cause the Plan to fail to meet the requirements of section 409A for the deferral (until payment) of the inclusion of awards in gross income.

(b) Delay of Payment to Specified Employee. If an award is payable to a Participant on account of separation from service (within the meaning of Code section 409A), and the Participant is a specified employee, the payment may not be made before the date that is six months after the Participant’s separation from service (or, if earlier, the Participant’s death). “Specified employee” means, with respect to the relevant 12-month period beginning on an April 1 and during which the Company remains publicly traded, a Participant who was a “key employee” within the meaning of Code section 416(i), without regard to section 416(i)(5), at any time during the calendar year preceding the applicable April 1.

18. Miscellaneous.

(a) Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. A designation shall automatically revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Committee or its delegate during the Participant’s lifetime. In the absence of any such designation, any benefits remaining payable under the Plan at the Participant’s death shall be paid when due to the Participant’s estate unless otherwise provided in the Award Agreement.

(b) Deferrals. Pursuant to the applicable requirements of Code section 409A, the Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due pursuant to the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or in connection with any other awards. If any such deferral is required or permitted, the Committee shall establish rules and procedures for such deferrals in compliance with the requirements of Code section 409A.

(c) Satisfaction of Tax Liabilities.

(i) The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements with respect to the settlement or vesting of an award. The Company or a Subsidiary may require the payment of such taxes before Shares deliverable pursuant to such award are transferred to the holder of the award.

(ii) The Committee may allow a Participant to elect to pay the Company’s or a Subsidiary’s minimum statutory withholding tax obligation with respect to an award to be settled in Shares by the withholding of Shares from the total number of Shares deliverable pursuant to the award, or by delivering to the Company a sufficient number of previously acquired Shares, in each case in accordance with rules and procedures established by the Committee. Previously owned Shares delivered in payment for such taxes may be subject to such conditions as the Committee may require. The value of each Share withheld, or delivered, shall be the Fair Market Value of a Share on the date an award becomes taxable.

(d) No Alienation. Except to the extent required by law, the right of a Participant or beneficiary to payment under this Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary.

19. Restrictions on Issuance of Common Shares.

Should the Board of Directors determine that the listing, registration, or qualification of Common Shares upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition to or in connection with the issuance or delivery of Common Shares under the Plan, no such Common Shares shall be issued or delivered unless such listing, registration, qualification, consent, or approval has been effected or obtained free of any conditions not acceptable to the Board of Directors.

The certificates representing Common Shares issued by the Company under the Plan may bear a legend describing any restrictions on resale of such Common Shares under applicable securities laws, and stop transfer orders with respect to such certificates may be entered on the Company’s stock transfer records.

20. Construction.

(a) In General. The Plan shall be construed in accordance with the law of the State of Maryland. With respect to awards granted under the Plan that are intended to qualify for the exception under Code section 162(m) for performance-based pay, the terms of the Plan and the Award Agreement shall be construed and administered to give effect to such intention, unless the Committee determines to waive the application of such exception. With respect to awards granted under the Plan that provide for the payment of deferred compensation (within the meaning of Code section 409A), the terms of the Plan and the Award Agreement shall be construed to conform to the requirements of Code section 409A for the deferral (until payment) of the inclusion of the compensation in gross income.

(b) REIT Status. The Plan shall be construed in a manner consistent with the Company’s status as a real estate investment trust (“REIT”). No award shall be granted, and with respect to any award granted under the Plan, such award shall not vest, be exercisable, or be settled:

(i) to the extent that the grant, vesting, or settlement of such award could cause the Participant or any other person to be in violation of the ownership limit or any other provision of the Company’s organizing documents; or

(ii) if, in the discretion of the Committee, the grant, vesting, or settlement of such award could impair the Company’s status as a REIT.

EASTGROUP PROPERTIES, INC. 190 E. CAPITOL STREET SUITE 400 JACKSON, MS 39201

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	M58530-P37919	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EASTGROUP PROPERTIES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all the nominees listed in proposal 1:
1.	Election of Directors	☐	☐	☐
Nominees:
	01)	D. Pike Aloian 05) David H. Hoster II
	02)	H.C. Bailey, Jr. 06) Mary E. McCormick
	03)	Hayden C. Eaves, III 07) David M. Osnos
	04)	Fredric H. Gould 08) Leland R. Speed

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Advisory vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.					☐	☐	☐

3.	Advisory vote on executive compensation.					☐	☐	☐

4.	Ratify the adoption of the 2013 Equity Incentive Plan.					☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M58531-P37919

EASTGROUP PROPERTIES, INC.

Annual Meeting of Stockholders

May 29, 2013 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints DAVID H. HOSTER II and N. KEITH McKEY, or either of them, Proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, $0.0001 par value per share, of EastGroup Properties, Inc. (the “Company”), which the undersigned would be entitled to vote at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s offices, 190 East Capitol Street, Suite 400, Jackson, Mississippi, on Wednesday, May 29, 2013, at 9:00 a.m., Central Daylight time, or any adjournment or postponement thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. The Board of Directors favors a vote FOR Proposals 1, 2, 3 and 4. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 and 4 and will be voted in the discretion of the proxies named herein with respect to any additional matter as may properly come before the Meeting or any adjournment or postponement thereof. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote the shares unless you sign and return this card.

Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side